AMENDMENT #1
FILED AS OF NOVEMBER 1, 2006

PRO FORMA VALUATION REPORT
MUTUAL HOLDING COMPANY STOCK
OFFERING

MAINSTREET FINANCIAL CORPORATION
Hastings, Michigan

Dated as Of:
September 8, 2006

RP® Financial, LC.
1700 North Moore Street
Suite 2210
Arlington, Virginia 22209

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RP® FINANCIAL, LC.

Financial Services Industry Consultants

September 8, 2006

Boards of Directors
MainStreet Financial Corporation, MHC
MainStreet Financial Corporation
MainStreet Savings Bank, FSB
629 West State Street
Hastings, Michigan 49058

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be offered in connection with the Stock Issuance Plan (the "Plan") described below.

This Appraisal is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof.

Description of Stock Issuance Plan

In November 2004, MainStreet Savings Bank, FSB ("MainStreet" or the "Bank") reorganized into the two-tier mutual holding company structure. No stock was issued publicly in the mutual holding company reorganization. As part of the reorganization, MainStreet formed MainStreet Financial Corporation ("the Company") and MainStreet Financial Corporation, MHC (the "MHC") a federally-chartered mid-tier stock holding company and mutual holding company, respectively. MainStreet became a federally-chartered capital stock savings bank, and a wholly-owned subsidiary of the Company, and the Company became the wholly-owned subsidiary of the MHC.

On July 19, 2006, the Board of Directors of the Company adopted a plan of stock issuance. Pursuant to the plan of stock issuance, a portion of the Company's common stock, now owned by the MHC, is being offered to the Bank's Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members. Any shares that are not sold in the Subscription Offering may be offered for sale in a Direct Community Offering and subsequently, if appropriate, to the public in a Syndicated Community Offering. The stock offering is expected to total 47% of the outstanding shares of the Company, with the remaining 53% of the shares of the Company will be owned by the MHC.

Washington Headquarters Rosslyn Center 1700 North Moore Street, Suite 2210 Arlington, VA 22209 www.rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594 E-Mail: mail@rpfinancial.com

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Board of Directors
September 8, 2006

Concurrent with the completion of the public stock offering, the Company will retain up to 50% of the net stock proceeds. The MHC will own a controlling interest in the Company and the Company will be the sole subsidiary of the MHC. The Company will own 100% of the outstanding stock of MainStreet. The Company's activities will be ownership of its subsidiary, MainStreet, investment of the net cash proceeds retained at the holding company level and extending a loan to the ESOP.

RP® Financial, LC.

RP® Financial, LC. ("RP Financial") is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal, we are independent of the Bank, the Company and the MHC and the other parties engaged by the Bank to assist in the stock issuance process.

Valuation Methodology

In preparing our appraisal, we have reviewed the Bank's, the Company's and the MHC's regulatory applications, including the prospectus as filed with the OTS and the Securities and Exchange Commission ("SEC"). We have conducted a financial analysis of the Bank that has included a review of its audited financial information for the years ended June 30, 2001 and 2002, for December 31, 2002 through December 31, 2005 and for the six months ended June 30, 2006, various unaudited information and internal financial reports through June 30, 2006 and due diligence related discussions with the Bank's management; Crowe Chizek and Company LLC, the Company's independent auditor; Silver Freedman ∓ Taff, L.L.P., the Company's counsel in connection with the plan of stock issuance; Feldman Financial Advisors, Inc., the Bank's conversion business planning advisor, and Ryan Beck ∓ Co., the Company's financial and marketing advisor in connection with the stock offering. All conclusions set forth in the Appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which the Bank operates and have assessed the Bank's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on the Bank and the industry as a whole. We have analyzed the potential effects of the minority stock offering on the Bank's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the economy in the Bank's primary market area and have compared the Bank's financial performance and condition with publicly-traded thrifts in mutual holding company form, as well as all publicly-traded thrifts. We have reviewed market conditions for stocks in general and market conditions for thrift stocks in particular, including the market for existing thrift issues and the market

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Board of Directors
September 8, 2006

for initial public offerings by thrifts. We have considered the market for the stocks of all publicly-traded mutual holding companies. We have also considered the expected market for the Company's public shares. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have announced their intent to pursue second-step conversions, and/or those institutions that exhibit other unusual characteristics.

Our Appraisal is based on the Bank's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank, its independent auditors, legal counsel, business planning advisor and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank, its independent auditors, legal counsel, business planning advisor and other authorized agents nor did we independently value the assets or liabilities of the Bank. The valuation considers the Bank only as a going concern and should not be considered as an indication of the Bank's liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for the Bank, the MHC, the Company and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability, and may materially impact the value of thrift stocks as a whole or the Company's value alone. It is our understanding that there are no current plans for pursuing a second-step conversion or for selling control of the Company or the Bank following the offering. To the extent that such factors can be foreseen, they have been factored into our analysis.

Pro forma market value is defined as the price at which the Company's stock, immediately upon completion of the offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of September 8, 2006, the aggregate market value of the Company's common stock at the midpoint of the valuation range, assuming a full conversion offering, is $8,000,000. Based on the foregoing valuation, the Board has determined to offer 47.0% of the full value for sale in the minority stock offering. The offering and reorganization will thus incorporate the following range of value of stock issuance:

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Board of Directors
September 8, 2006

	Total Shares	MHC Shares	Shares Sold in the Offering
Shares(1)
Supermaximum	1,058,000	560,740	497,260
Maximum	920,000	487,600	432,400
Midpoint	800,000	376,000	376,000
Minimum	680,000	319,600	319,600

Distribution of Shares(2)
Supermaximum	100.00%	53.00%	47.00%
Maximum	100.00%	53.00%	47.00%
Midpoint	100.00%	53.00%	47.00%
Minimum	100.00%	53.00%	47.00%

Aggregate Market Value
Supermaximum	$10,580,000	$5,607,400	$4,972,600
Maximum	$9,200,000	$4,876,000	$4,324,000
Midpoint	$8,000,000	$3,760,000	$3,760,000
Minimum	$6.800,000	$3,196,000	$3,196,000
____________________
(1) Based on offering price of $10.00 per share.
(2) Assumes that 47.0% of the total shares issued are sold to the public.

Limiting Factors and Considerations

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the pro forma market value thereof.

RP Financial's valuation was determined based on the financial condition and operations of the Company as of June 30, 2006, the date of the financial data included in the regulatory applications and prospectus.

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Board of Directors
September 8, 2006

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits the company, its principals or employees from purchasing stock of its client institutions.

The valuation will be updated as provided for in the conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Bank's financial performance and condition, management policies, and current conditions in the equity markets for thrift stocks. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

Respectfully submitted, RP® FINANCIAL, LC. /s/ Ronald S. Riggins President and Managing Director /s/ James J. Oren Senior Vice President

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RP Financial, LC.

TABLE OF CONTENTS
MAINSTREET FINANCIAL CORP.
Hastings, Michigan

DESCRIPTION	PAGE NUMBER
CHAPTER ONE OVERVIEW AND FINANCIAL ANALYSIS
Introduction	1.1
Plan of Stock Offering	1.1
Strategic Overview	1.2
Balance Sheet Trends	1.4
Income and Expense Trends	1.8
Interest Rate Risk Management	1.11
Lending Activities and Strategy	1.12
Asset Quality	1.15
Funding Composition and Strategy	1.16
Subsidiary Activity	1.17
Legal Proceedings	1.18
CHAPTER TWO MARKET AREA
Introduction	2.1
National Economic Factors	2.2
Interest Rate Environment	2.3
Market Area Demographics	2.4
Regional Economy	2.6
Deposit Trends	2.9
Competition	2.9
CHAPTER THREE PEER GROUP ANALYSIS
Peer Group Selection	3.1
Basis of Comparison	3.2
The Company's Peer Group	3.3
Financial Condition	3.6
Income and Expense Components	3.9
Loan Composition	3.13
Credit Risk	3.15
Interest Rate Risk	3.15
Summary	3.18

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RP Financial, LC.

TABLE OF CONTENTS
MAINSTREET FINANCIAL CORP.
Hastings, Michigan
(continued)

DESCRIPTION	PAGE NUMBER
CHAPTER FOUR VALUATION ANALYSIS
Introduction	4.1
Appraisal Guidelines	4.1
RP Financial Approach to the Valuation	4.2
Valuation Analysis	4.3
1. Financial Condition	4.3
2. Profitability, Growth and Viability of Earnings	4.4
3. Asset Growth	4.6
4. Primary Market Area	4.6
5. Dividends	4.8
6. Liquidity of the Shares	4.9
7. Marketing of the Issue	4.10
A. The Public Market	4.10
B. The New Issue Market	4.16
C. The Acquisition Market	4.17
8. Management	4.20
9. Effect of Government Regulation and Regulatory Reform	4.20
Summary of Adjustments	4.21
Basis of Valuation - Fully-Converted Pricing Ratios	4.21
Valuation Approaches: Fully-Converted Basis	4.22
1. Price-to-Earnings ("P/E")	4.25
2. Price-to-Book ("P/B")	4.26
3. Price-to-Assets ("P/A")	4.26
Comparison to Recent Offerings	4.29
Valuation Conclusion	4.30

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RP Financial, LC.

LIST OF TABLES
MainStreet Financial Corp.
Hastings, Michigan

TABLE NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	1.5
1.2	Historical Income Statements	1.9

2.1	Summary Demographic Data	2.5
2.2	Major Market Area Employers	2.7
2.3	Primary Market Area Employment Sectors	2.7
2.4	Unemployment Trends	2.8
2.5	Deposit Summary	2.10
2.6	Market Area Deposit Competitors	2.11

3.1	Peer Group of Publicly-Traded Thrifts	3.5
3.2	Balance Sheet Composition and Growth Rates	3.7
3.3	Income as a Percent of Average Assets and Yields, Costs, Spreads	3.10
3.4	Loan Portfolio Composition Comparative Analysis	3.14
3.5	Credit Risk Measures and Related Information	3.16
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	3.17

4.1	Market Area Unemployment Rates	4.8
4.2	Market Pricing Characteristics and After-Market Trends	4.18
4.3	Market Pricing Comparatives	4.19
4.4	Valuation Adjustments	4.21
4.5	Calculation of Implied Per Share Data	4.23
4.6	MHC Institutions - Implied Pricing Ratios, Full Conversion Basis	4.27
4.7	Pricing Table: MHC Public Market Pricing	4.28

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RP Financial, L.C.
Page 1.1

I.    Overview and Financial Analysis

Introduction

The Company serves southwestern portion of Michigan through three office locations, a headquarters office and a branch office in the city of Hastings, Michigan (Barry County) and one full service branch office in the city of Lake Odessa, Michigan (Ionia County). Both counties are part of the Grand Rapids-Wyoming metropolitan statistical area. A map of the Bank's office locations is shown in Exhibit I-1. The Company's wholly-owned subsidiary, MainStreet, is a member of the Federal Home Loan Bank ("FHLB") system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation ("FDIC"). At June 30, 2006, the Company had $112.3 million in assets, $76.2 million in deposits and consolidated equity of $6.2 million, equal to 5.5% of total assets. The Company's audited financial statements are included by reference as Exhibit I-2.

Plan of Stock Offering

On July 19, 2006, the Board of Directors of the Company adopted the plan authorizing the stock offering (the "plan"). Pursuant to the plan, the Company will offer its common stock to eligible depositors and the employee stock ownership plan, and if necessary, to the public. Concurrent with the completion of the public stock offering, the Bank will receive at least 50% of the net proceeds from the sale of stock, and all or a portion of the balance of proceeds retained at the Company level will be utilized to pay down a third party bank loan.

The MHC will continue to own a controlling interest in the Company of at least 51%, and the Company will continue to be the sole subsidiary of the MHC. The Company will also continue to own 100% of the Bank's outstanding stock. The Company's post-conversion activity will continue to be ownership of its subsidiary, MainStreet, investment of the net cash proceeds retained at the holding company level and obtaining a loan from a third party institution to fund the purchases of employee stock ownership plan stock ("ESOP"). Subsequent activities of the Company may include payment of regular or special dividends, acquisitions of other financial institutions, acquisitions of other financial service providers and/or stock repurchases.

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RP Financial, L.C.
Page 1.2

Strategic Overview

Through the mid-1990s, MainStreet operated as a traditional saving and loan association, originating mortgage loans secured by residential property, funded primarily with retail deposits. A moderate level of lending diversification was pursued, primarily in the areas of consumer lending and non-residential real estate lending. A "supermarket branching" strategy was pursued for a number of years in the mid-1990s, involving approximately four supermarket branches, which eventually was abandoned due to the lack of sufficient growth in these branches and higher than expected costs. In the mid-and late 1990s, MainStreet entered into two strategic decisions that have impacted operations since that time. In 1997, the Bank purchased a branch office in Hastings from another financial institution that added approximately $20 million of deposits, and resulted in a significant amount of intangible assets on the balance sheet through the purchase price premium. The branch office operations were consolidated into the MainStreet's main office. Further, in 1998, the Bank completed construction of a new main office facility, with additional office space and customer service facilities such as drive-throughs, for an investment of approximately $3.0 million. This represented a significant investment in fixed assets for the Bank compared to the asset and equity base. Although these actions have provided the Bank with a platform for expansion, the initial impact has been to restrict the earnings power of the balance sheet until the profitable growth can be more fully realized.

In 2000, the Bank hired a new President and CEO in order to set a new strategic direction for MainStreet. Since that date, the Bank has followed a strategy of increasing the proportion of loans as a percent of assets, and continued to maintain a somewhat diversified loan portfolio which has enhanced overall loan yields. Growth has been pursued in order to leverage the existing expense base, in particular the expense related to the new main office building and the amortization of the core deposit intangible. In addition, under this new management, the Bank's deposit and loan product lines were expanded, additional personnel were hired, and the loan growth was funded by deposits and increased use of borrowings. One of the Bank's limiting factors to more fully executing this plan has been the low tangible capital base, which equaled 5.5% as of June 30, 2006. To enable additional growth by the Bank, and to continue to meet regulatory capital requirements and remain well-capitalized, the Company entered into a loan agreement with a third party lender in 2005, with the loan proceeds (taken in increments)

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RP Financial, L.C.
Page 1.3

downstreamed to the Bank in the form of Tier 1 capital. As of June 30, 2006, this loan balance was $2.0 million. A key strategy of the proposed minority offering is to utilize conversion proceeds to pay down or pay off this bank loan, which will eliminate a high-cost funding source and improve profitability.

The post-offering business plan of the Bank is expected to continue to focus on products and services which have facilitated MainStreet's recent growth. Specifically, MainStreet will continue to be an independent community-oriented financial institution with a commitment to local real estate financing with operations funded by retail deposits, borrowings, equity capital and internal cash flows. In addition, the Bank will continue to emphasize residential, construction, commercial real estate, consumer, home equity loans and commercial business loans as the areas of lending activity.

The Company's Board of Directors has elected to complete a mutual holding company stock offering to improve the competitive position and curtail the debt at the mid-tier level. The capital realized from the stock offering will increase the operating flexibility and overall financial strength. The additional capital realized from stock proceeds will increase the capital ratio and enable additional asset growth at the Bank level, improve liquidity to support funding of future loan growth and other interest-earning assets. MainStreet's higher capital position resulting from the infusion of stock proceeds will also serve to reduce interest rate risk, particularly through enhancing the Bank's interest-earning assets to interest-bearing liabilities ("IEA/IBL") ratio. The stock offering proceeds will provide supplemental funding for lending and increase the Bank's loan growth potential. The Bank will also be better positioned to pursue growth through acquisition of other financial institutions or financial services providers given its strengthened capital position and the ability to use stock as merger currency. At this time, the Bank's conversion business plan provides for asset growth of the Bank in order to improve net income levels. The anticipated uses of proceeds are highlighted below.

  MainStreet Fin. Corp. The Company intends to retain up to 50% of the net offering proceeds after expenses. At present, funds at the Company level are expected to be utilized to pay down or completely payoff the $2.0 million bank loan that the Company currently has with a third party financial institution. Any remaining funds will be invested initially into short-term investment grade securities. Over time, the funds may be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank,

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RP Financial, L.C.
Page 1.4
  repurchases of common stock, and the payment of regular and/or special cash dividends.

  MainStreet. At least 50% of the net stock proceeds will be infused into the Bank. Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to be primarily utilized to fund loan growth.

Overall, it is the Bank's objective to pursue growth that will serve to increase returns, while, at the same time, growth will not be pursued that could potentially compromise the overall risk associated with MainStreet's operations.

Balance Sheet Trends

Table 1.1 shows the Company's historical balance sheet data since fiscal year ended June 30, 2001. The Company changed its fiscal year end to December 31 as of fiscal 2002. From fiscal year end 2001 through June 30, 2006, the Company's assets increased at a 3.5% annual rate. Assets declined modestly through fiscal year end 2004, as higher cost deposits were, by design, permitted to be withdrawn in the low interest rate environment that existed over that time period, and efforts were focused on increasing the loan portfolio. Since fiscal 2004, asset growth was largely the result of loan growth and loans constitute the major portion of the Company's IEA composition. Loan growth has been funded with a combination of deposits and borrowings, as well as redeployment of cash and investments. A summary of the Company's key operating ratios for the past five fiscal years are presented in Exhibit I-3.

The Company's loans receivable portfolio increased at a 10.7% annual rate from fiscal year end 2001 through June 30, 2006, with the portfolio exhibiting positive growth since June 30, 2002. The Company's higher loan growth rate compared to its asset growth rate provided for an increase in the loans-to-assets ratio from 62.5% at fiscal year end 2001 to 87.3% at June 30, 2006. The Company's historical emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 75.7% of total loans receivable consisted of 1-4 family loans or home equity loans at the latest date examined.

Trends in the Company's loan portfolio composition over the past two and one-half fiscal years show that the concentration of 1-4 family permanent mortgage loans comprising total loans declined from a high of 75.9% at fiscal year end 2003 to 70.5% at June 30, 2006 fiscal year end.

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RP Financial, L.C.
Page 1.5

[Table 1.1]

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RP Financial, L.C.
Page 1.6

Over this time period, lending diversification by the Company has emphasized origination of construction or development loans and commercial real estate and commercial business lending, with the level of construction loans comprising total loans increasing from a low of 4.7% at fiscal year end 2003 to 8.3% at June 30, 2006. Commercial real estate and commercial business loans constitute the other major area of lending diversification for the Company, with these loan types increasing from 7.5% of total loans at fiscal year end 2003 to 9.8% of total loans at June 30, 2006. Consumer loans and home equity loans have not been growth areas for the Company since 2003, and totaled 6.1% and 5.3% of total loans, respectively, at June 30, 2006. The proportion of these loans in the loan portfolio has declined since fiscal 2003.

The intent of the Company's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting the Company's overall credit and interest rate risk objectives. As shown in Table 1.1, over the past five years, the Company's level of cash and investment securities (inclusive of FHLB stock) ranged from a high of 29.5% of assets at fiscal year end 2001 to a low of 7.0% of assets at June 30, 2006. The decline in the cash and investments ratio since fiscal year end 2001 reflects the redeployment of maturing investment proceeds into loan growth. Securities held for sale totaled $2.1 million at June 30, 2006 and consisted of solely of mortgage-backed securities ("MBS"). The Company also maintained a FHLB stock balance of $1.7 million at the same date. Cash and cash equivalents equaled $3.9 million or 3.5% of assets at June 30, 2006, which was consistent with the level of cash and cash equivalents maintained during the past five fiscal years. Exhibit I-4 provides historical detail of the Company's investment portfolio.

Fixed assets totaled $3.8 million, or 3.4% of assets at June 30, 2006, with the majority of theses assets related to the main office facility. As previously noted, the new main office building, while adequately serving the operational and customer needs of the Company, has had a material impact on financial performance, due to on-going operating costs and depreciation expense, as well as the reduction in IEA. The growth strategy pursued in the most recent periods reflects an effort to leverage this fixed asset base.

The Company maintained intangible assets of $1.1 million at June 30, 2006, reflecting the prior purchase of a branch office facility. The intangible asset consists of both a core deposit intangible ("CDI") and an unidentifiable intangible asset (or goodwill). The Company's auditors

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RP Financial, L.C.
Page 1.7

have examined the total intangible for impairment and have concluded that the current intangible balance is supported by the remaining acquired deposit base.

Over the past five years, the Company's funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings. From fiscal year end 2001 through June 30, 2006, the Company's deposits increased at an annual rate of 3.3%, with deposits declining by $6.7 million between June 30, 2001 and December 31, 2004, as during this time, management decided to allow higher cost deposits to be withdrawn. Positive deposit growth was sustained from fiscal year end 2004 through June 30, 2006, as local competitive pressures led the Company to utilize brokered certificates of deposit ("CDs") as a funding source to expand the deposit base and fund asset growth. As of June 30, 2006, brokered CDs totaled $17.6 million, versus a zero balance as of June 30, 2004. Since that date, deposit growth has been in line with overall asset growth, as increased borrowings have also been utilized to fund expansion of the asset base. Accordingly, deposits as a percent of assets totaled 67.9% at June 30, 2006, versus 65.9% at June 30, 2004. CDs have consistently accounted for the major portion of the Company's deposit composition, and equaled 65.6% of total deposits at June 30, 2006, and have increased in proportion along with the growth in brokered deposits in the last two years.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk, and have increased in step with the growth in the Company's asset base. Borrowings equaled 25.7% of assets at June 30, 2006, versus 23.4% at June 30, 2006, and consist of FHLB advances and a $2.0 million bank loan held by the Company. The FHLB advances consist of both short- and medium-term fixed rate advances that have terms of up to four years. In addition, the Company maintains a smaller balance of short-term overnight variable rate advances. The $2.0 million bank loan was obtained by the Company in 2005 from a third party lender, with the proceeds downstreamed into the Bank as tier 1 capital. The bank loan carries a higher interest rate than the other borrowings and the intent is to utilize conversion proceeds to pay down or pay off this borrowing.

Since fiscal year end 2001, the Company has recorded fluctuating profits or losses that have translated into an annual equity decline of 0.6%. The current balance of the investment

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RP Financial, L.C.
Page 1.8

portfolio which is classified as held-for-sale has minimized the impact of any market value adjustments to the equity account. The asset growth recorded since fiscal 2001 has resulted in a decline in the equity-to-assets ratio from 6.8% at fiscal year end 2001 to 5.5% at June 30, 2006. Excluding the $1.1 million of intangibles results in a tangible equity ratio of 4.6% at June 30, 2006. At that same date, the Bank maintained a "well capitalized" status for regulatory purposes, although the capital surplus relative to the risk-based capital requirement was minimal. The addition of stock proceeds will serve to strengthen the Bank's capital positions and competitive posture within its primary market area, as well as support expansion of the asset base. At the same time, the Company's uncertain levels of profitability and higher pro forma capital position will present challenges in the term to realize a moderate return on equity ("ROE").

Income and Expense Trends

Table 1.2 shows the Company's historical income statements since fiscal 2001. After recognizing a loss in fiscal 2002, the Company returned to low-to-moderate profitability in fiscal 2003 and 2004, before recognizing losses in fiscal 2005 and for the most recent 12 months. Profits peaked in fiscal 2003 at $234,000, or 0.27% of average assets, and for the last 12 months realized a loss of $285,000 or 0.28% of average assets. The recent downward trend reflected in the Company's return on average assets ("ROAA") ratio has been mostly related to a declining net interest margin, as funding costs have increased faster than IEA yields in the recent interest rate environment with its flat yield curve. Net interest income and operating expenses represent the primary components of the Company's core earnings. Other revenues are moderate contributors of revenue primarily reflecting customer service fees and charges. Favorable real estate market conditions, adequate management of lending activities, and an active emphasis on 1-4 family lending have served to limit the amount of loan loss provisions established since fiscal 2001. Non-operating income, which has been a moderate contributor to revenue, has consisted primarily of gains on the sale of loans to third parties.

The Company's net interest income to average assets ratio steadily rose from 2.30% during fiscal 2001 to 3.57% during fiscal 2004. The increase was attributable to the increased lending emphasis and the run-off of higher cost deposits, as well as a favorable interest rate environment. Since that time, however, the net interest income ratio has eroded to 2.75% for the

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RP Financial, L.C.
Page 1.9

[TABLE 1.2]

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RP Financial, L.C.
Page 1.10

12 months ended June 30, 2006, largely from spread compression as short-term interest rates have increased and the yield curve has flattened. Specifically, since fiscal 2004, the Company's funding costs have increased more than yields earned on assets. Similarly, the Company's interest rate spread peaked at 3.71% during fiscal 2004 and then has trended lower to 2.57% at June 30, 2006, implying that the downward trend in the net interest margin may continue into fiscal 2007. The Company's historical interest rate spreads and yields and costs are set forth in Exhibits I-3 and I-5.

Consistent with the Company's traditional strategy and small size, non-interest operating income has been a moderate contributor to revenue. Throughout the period shown in Table 1.2, non-interest income ratio has generally declined the last three years to the current rate of 0.41% while the dollar level has trended higher. As noted, such income consists substantially of fees and service charges generated from retail banking activities, which are somewhat limited by the lower level of checking accounts and limited fee income generating activities. Furthermore, since the Company is a primarily a portfolio lender, it maintained a small portfolio of loans service for others ($2.7 million) as of June 30, 2006 and does not earn material servicing income as most loan sales are completed on a servicing released basis.

The Company's operating expenses steadily rose from a low of 2.95% of average assets during fiscal year 2001 to a high of 3.72% of average assets during fiscal year 2004. The decrease in the operating expense ratio since fiscal 2004 to the current level of 3.34% has been the result of asset growth outpacing the growth rate in the Company's operating expenses. The increase in the operating expense ratio includes the costs of the significant investment in the main office building. Upward pressure will be placed on the Company's operating expense ratio following the stock offering, due to expenses associated with operating as a publicly-traded company, including expenses related to the employee stock ownership plan. At the same time, the increase in capital realized from the stock offering will increase the Company's capacity to leverage operating expenses through pursuing additional balance sheet growth.

The Company also continues to incur a non-cash expense related to the CDI amortization resulting from the branch purchase in the late 1990s. This expense totaled $174,000, or 0.17% of average assets for the last 12 months. The CDI amortization expense will continue to be incurred through 2011.

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Overall, the general trends in the net interest income and operating expense ratios since fiscal 2002 reflect a decline in core earnings potential, as indicated by the expense coverage ratio (net interest income divided by operating expenses). The Company's expense coverage ratio has gradually eroded to 0.82 times for the most recent 12 month period, indicating that the Company must depend on non-interest income or gains on sale to even attain break-even levels. The decline in the expense coverage ratio was the result of a decline in the net interest income ratio and an increase in the operating expense ratio. Similarly, the Company's efficiency ratio (operating expense, before the CDI amortization, as a percent of the sum of net interest income and other operating income) has similarly eroded to the current ratio of 105.7%, recognizing that a higher ratio is less favorable.

Over the past five fiscal years, the Company's 1-4 family lending emphasis and rising real estate values have served to limit the amount of loss provisions established during the period. After declining to nominal levels in fiscal 2004, loan loss provisions represented a 0.13% of average assets for the last 12 months. As of June 30, 2006, the Company maintained valuation allowances of $563,000, equal to 0.57% of net loans receivable (not unusual given the 1-4 family lending focus) and 171.2% of non-accruing loans. Exhibit I-6 sets forth the Company's loan loss allowance activity since fiscal 2003.

While a significant net revenue contributor through fiscal 2003, net gains on sale have diminished given less loan sale activity. The investment portfolio, while maintained as available-for-sale, is a minor portion of the balance sheet and no gains or losses on the sale of investments were recorded since 2004.

The Company's effective tax equaled a tax benefit of 34.9% during the 12 months ended June 30, 2006, reflecting the establishment of net operating loss ("NOL") carryforwards. As set forth in the prospectus, the Company's marginal effective tax rate equals 34%.

Interest Rate Risk Management

The Company's balance sheet is liability-sensitive in the short-term and, thus, the net interest margin will typically be adversely affected during periods of rising and higher interest rates, as well as during periods when the yield curve becomes flatter due to short-term interest rates rising faster than long-term interest rates. As of March 31, 2006, the Net Portfolio Value

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("NPV") analysis provided by the OTS indicated that a 2.0% instantaneous and sustained increase in interest rates would result in a 26% decline in the Company's NPV (see Exhibit I-7).

The Company pursues a number of strategies to manage interest rate risk, particularly with respect to seeking to limit the repricing mismatch between interest rate sensitive assets and liabilities. The Company manages interest rate risk from the asset side of the balance sheet through maintaining a balance of short term cash and cash equivalents and diversifying into other types of lending beyond 1-4 family permanent mortgage loans which consists primarily of shorter term and adjustable rate loans. As of June 30, 2006, of the Company's total loan portfolio, $19.0 million, or 18.8% were scheduled to mature during fiscal 2007, while $9.3 million, or 9.2% were scheduled to mature during fiscal 2008 (see Exhibit I-8). Of the Company's total loan portfolio as of June 30, 2006, adjustable rate mortgage ("ARM") loans comprised 9.1% of those loans (see Exhibit I-9). On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with medium length terms of up to five years, emphasizing growth of lower costing and less interest rate sensitive transaction and savings accounts and offering attractive rates on certain longer term CDs on a periodic basis, including the use of brokered CDs.

The infusion of stock proceeds will serve to further reduce the Company's interest rate risk exposure, as a portion of the net proceeds will be redeployed into interest-earning assets and the increase in the Company's capital will lessen the proportion of interest rate sensitive liabilities funding assets.

Lending Activities and Strategy

The Company's lending activities have traditionally emphasized 1-4 family permanent mortgage loans and such loans continue to comprise the largest component of the Company's loan portfolio. Beyond 1-4 family loans, lending diversification by the Company has emphasized construction, consumer, commercial real estate, home equity and commercial business loans. Going forward, the Company's lending strategy is expected to remain consistent with recent historical trends, with moderate increases in loans other then traditional mortgage loans secured by 1-4 family residential property, particularly construction, commercial real estate and commercial business loans. Overall, the origination of 1-4 family permanent mortgage loans

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is expected to remain the Company's most prominent lending activity. Exhibit I-10 provides historical detail of the Company's loan portfolio composition since fiscal 2003.

The Company originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans, although due to the interest rate and competitive environment, originations of ARM loans have been minimal in recent years. The lending philosophy has been to retain the majority of originations for investment, although the Company has been qualified to sell loans to Freddie Mac since 2000. Regarding residential loans originated for portfolio, most of the Company's 1-4 family lending volume consists of fixed rate balloon loans with terms of 5 or 7 years and a 30-year amortization schedule. Longer term fixed rate loan originations are designated for sale, and all loan sales since fiscal 2000 have been to Hartwell Mortgage Corporation ("Heartwell") on a servicing released basis. These loans are typically longer term fixed rate residential loans which must comply with terms and conditions set by Heartwell, who underwrites and approves the loans and buys the loans from the Company prior to funding. A fee of approximately 1% is earned by the Company for these loan originations. The Company offers a one year ARM loan, and the Company utilizes a variety of indexes to reprice ARM loans. The initial rate offered on an ARM loan is typically discounted from the fully-indexed rate. The Company will originate residential loans with up to a loan-to-value ("LTV") ratio of 103%, with private mortgage insurance ("PMI") required for the amount greater than 89% of the appraised value of the underlying property. As of June 30, 2006, the Company's 1-4 family permanent mortgage loan portfolio totaled $70.7 million, or 69.8% of total loans outstanding.

The Company's 1-4 family lending activities include home equity loans, which are offered as lines of credit. These loans are originated up to a 100% LTV, including the first mortgage loan, and are offered for terms of up to 15 years. Products offered include an open-end term line with a monthly payment of 2% of the outstanding balance and a 15-year line with interest only payment for the entire term. As of June 30 2006, the Company's home equity loan portfolio totaled $5.3 million or 5.2% of total loans outstanding. The balance of these loans has increased from $3.7 million as of December 31, 2003, but has remained relatively stable as a percent of the loan portfolio.

Construction loans originated by the Company consist mostly of loans to finance the construction of 1-4 family residences and, to a lesser extent, financing for the construction of

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multi-family, commercial and land properties. Construction loans extended for 1-4 family properties are for the construction of pre-sold homes, as well as on a speculative basis to seasoned home builders with favorable credit histories. Construction loans enable the Company to earn higher rates of interest and require payment of interest only during the construction period, which approximates six to nine months. Funds disbursed may not exceed an 85% LTV ratio of land and improvements at any time during construction. Commercial real estate and multi-family construction loans are generally originated as construction/permanent loans and are subject to the same underwriting criteria as required for permanent mortgage loans, as well as submission of completed plans, specifications and cost estimates related to the proposed construction. Land loans consist substantially of properties that will be used for development of residential lots and generally have three-year terms with 30-year amortization with either fixed or adjustable rates. As of June 30, 2006, the Company's outstanding balance of construction and land loans totaled $8.4 million or 8.3% of total loans outstanding, of which $4.7 million were secured by loans to prospective owners of the properties, $2.7 million were secured by speculative properties, and $1.0 were secured by commercial properties.

The balance of the mortgage loan portfolio consists of commercial real estate loans, which totaled $6.0 million, or 6.0% of total loans as of June 30, 2006. Essentially all of the loans are collateralized by properties in the Company's primary market area. Commercial real estate loans are generally offered with fixed or adjustable rate terms based on the prime rate of interest, adjusted quarterly or monthly, with a three- or five-year term and balloon payment and a maximum of a 20 year amortization. The interest rate on adjustable rate loans is based on a variety of indices. LTV's on these types of loans typically do not exceed 80% of the appraised value of the property securing the loan. Properties securing the commercial real estate loan portfolio include apartment buildings, retail and mixed-used properties, professional office buildings and warehouses.

The Company's diversification into non-mortgage types of lending has included consumer lending, with such loans consisting of recreational vehicle loans, auto loans, unsecured personal loans and other miscellaneous loans. The consumer loan portfolio totaled $6.2 million or 6.1% of total loans outstanding at June 30, 2006. Recreational vehicle loans constitute the largest portion of the consumer loan portfolio, $3.3 million, with these loans secured by boats,

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Page 1.15

trailers and other recreational vehicles. The Company has a relationship with three boat and trailer dealers for indirect lending. These loans are written with terms of up to 12 years and usually have fixed rates of interest. LTVs are 100% of sales price for new collateral and no more than 90% for used collateral. Auto loans are originated on a direct and indirect basis. Of the $1.4 million of auto loans at June 30, 2006, $800,000 were direct loans and $600,000 were indirect loans. Auto loans have a maximum term of five six year and fixed rates of interest. LTVs are up to 100% on new autos and no more than 90% on used collateral. Other consumer loans consist of unsecured personal loans and loans on deposits.

In context with the commercial real estate lending operations, the Company offers commercial business loans and lines of credit to small and medium sized companies in its market area. Commercial business loans offered consist of both floating and fixed rate loans. The commercial business loan portfolio consists primarily of secured loans, while the portfolio also includes a minor amount of unsecured loans for purposes of financing expansion or providing working capital for general business purposes. Commercial business lending is expected to increase as a part of the lending diversification for the Company. As of June 30, 2006, the Company's outstanding balance of commercial business loans totaled $3.9 million or 3.8% of total loans outstanding.

Asset Quality

The Company's asset quality has been somewhat varied over the past two and one half fiscal years, with June 30, 2006 ratios reflecting an increase in non-performing assets ("NPAs"). Since June 30, 2003, the Company's NPAs ratio has increased from 0.74% at fiscal year end 2004 to 1.02% of assets at June 30, 2006. NPAs maintained at June 30, 2006 consisted primarily of non-accruing 1-4 family mortgage loans, troubled debt restructuring of 1-4 family loans and real estate owned secured by 1-4 family property. As shown in Exhibit I-11, the Company's NPAs balance at June 30, 2006 consisted of $329,000 of non-accruing loans, $372,000 of troubled debt restructuring and $439,000 of real estate owned ("REO").

To track the Company's asset quality and the adequacy of valuation allowances, the Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines. Detailed asset classifications are reviewed quarterly by

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senior management and the Board. Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets. As of June 30, 2006, the Company maintained valuation allowances of $563,000, equal to 0.57% of net loans receivable and 171.1% percent of non-performing loans.

Funding Composition and Strategy

Deposits have consistently served as the Company's primary source of funds and at June 30, 2006 deposits accounted for 72.6% of the Company's interest-bearing funding composition. Exhibit I-12 sets forth the Company's deposit composition since December 31, 2003 and Exhibit I-13 provides the interest rate and maturity composition of the CD portfolio at June 30, 2006. After reaching a low point at December 31, 2004, most of the Company's deposit growth during the past one- and one-half fiscal years has consisted of CDs (primarily brokered deposits) and, thus, the concentration of CDs comprising total deposits has increased since fiscal year end 2004. Based on alternative funding sources and costs, the use of brokered CDs has represented the lowest cost option. As of June 30, 2006, the CD portfolio totaled $50.0 million or 65.6% of total deposits, versus comparable measures of $29.0 million and 50.1% of total deposits as of December 31, 2004. Short-term CDs (CDs scheduled to mature in one year or less) accounted for 81.1% of the Company's CDs at June 30, 2006. As of June 30, 2006, brokered CDs totaled $17.6 million, versus a zero balance as of June 30, 2004. The Company solicits deposits over the Internet through cdrate/line.com which is used primarily by other bank, and the Company accepts brokered deposits through Depository Trust Co. for a fee of approximately one-fourth of a basis point. The ability to accept brokered CDs and other wholesale deposits will be restricted if the Bank becomes adequately capitalized, unless a waiver is received from the FDIC.

Lower cost savings and transaction accounts comprise the balance of the Company's deposit composition, with such deposits amounting to $26.2 million or 34.4% of total deposits at June 30, 2006. Comparatively, the concentration of core deposits comprising total deposits equaled $28.9 million or 49.9% of total deposits at fiscal year end 2004. The decrease in core deposits comprising total deposits has resulted from a combination of CD growth and disintermediation of core deposits, with the decline in core deposits consisting of savings account deposits, interest-bearing demand account deposits and money market deposits. The largest

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portion of the Company's core deposits consist of savings accounts, which totaled $8.7 million or 33.1% of core deposits at June 30, 2006.

Borrowings serve as an alternative funding source for the Company to address funding needs for growth and to support management of deposit costs and interest rate risk, and have increased in step with the growth in the Company's asset base. Borrowings equaled 25.7% of assets at June 30, 2006 versus 23.4% at June 30, 2006, and consist of FHLB advances and a $2.0 million bank loan held by the Company. The FHLB advances consist of both short- and medium-term fixed rate advances that have terms of up to four years. In addition, the Company maintains balance of short-term overnight variable rate advances. The $2.0 million bank loan was obtained in 2005 from a third party lender, with the proceeds downstreamed into the Bank as tier 1 capital. The bank loan carries a higher interest rate than the other borrowings and the intent is to utilize conversion proceeds to pay down or pay off this borrowing. Exhibit I-14 provides further detail of the Company's borrowing activities since December 31, 2003. Overall, the Company's increased utilization of borrowings, particularly variable rate advances in a rising interest rate environment for short-term interest rates, has put notable upward pressure on the Company's funding costs. The average cost of the Company's borrowings increased from 3.72% during fiscal 2004 to 5.10% during the six months ended June 30, 2006 and equaled 5.50% at June 30, 2006.

Subsidiary Activity

The Company has one active subsidiary, MainStreet Financial Services, Inc., a licensed insurance agency. The subsidiary has an investment in MBT Title Company, which is jointly owned by member of the Michigan Bankers Association. At June 30, 2006, the total investment in subsidiary was $1,500. There were no earnings or losses in 2005 and 2006 to date.

MainStreet has a contract with Regal Financial Services, a third party broker-dealer that offers securities brokerage services to bank customers at a separate location in the main office building. The Bank earns compensation for use of the office space and administrative services. MainStreet earned $16,100 in 2005 and $6,400 during the first six months of 2006 from this contract.

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Legal Proceedings

The Company Financial is involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by management to be immaterial to the financial condition of the Company.

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Page 2.1

II.  MARKET AREA

Introduction

MainStreet serves the southwestern portion of Michigan through three office locations, a headquarters office and a branch office in the city of Hastings, Michigan (Barry County) and one full service branch office in the city of Lake Odessa, Michigan (Ionia County). Both counties are part of the Grand Rapids-Wyoming metropolitan statistical area. A map of the Bank's office locations is shown in Exhibit I-1, while information regarding the investment and operations of the office locations in presented in Exhibit II-1. The Bank considers the markets served to include the counties of Barry, Kalamazoo, Eaton, Ionia, Allegan, Kent, Calhoun, and Van Buren, recognizing the extent of their customer base. These counties include the larger metropolitan areas of Kalamazoo, Battle Creek and Grand Rapids. However, the Bank's branches are specifically located in Barry and Ionia Counties, which do not include a sizeable metropolitan area. Both counties support industries that mainly consist of manufacturing and agriculture.

The two county primary market area contained a total population of approximately 125,000 as of 2006, and is primarily a semi-rural area that has experienced increasing levels of growth in the past several years as the outer suburbs of the city of Grand Rapids, the second largest city in Michigan, have expanded. A portion of the residents of Barry and Ionia Counties commute to employment in other areas of the Grand Rapids region, primarily to the city of Grand Rapids, located approximately 20 miles north of Barry County and approximately 40 miles west of Ionia County. The Grand Rapids area reflects the characteristics of a metropolitan region, with employment in most economic sectors, although as Michigan has historically been the home of the American automobile industry and Grand Rapids has had many auto industry-related suppliers, the manufacturing sector has been a significant, but declining presence for many years. Characteristic of other areas in the country, the Bank's primary market area is characterized by population growth that is above the MSA and statewide averages, as residents have moved outwards from the center of the city in search of lower cost housing and newer housing stock. The Bank's competitive environment includes a broad range of small, mid-sized and large financial institutions, including credit unions and other financial services companies.

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Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors outlined herein have been examined in relation to the relative impact on value.

National Economic Factors

The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole. Trends in the national economy, such as employment and gross national product growth, improved during the 12 month period ending August 2006, as total U.S. employment increased by 2.2 million jobs, although there remains uncertainty about the near term future, particularly in the areas of the unknown resolution of the war in Iraq, the current unstable prices of oil and gasoline, and other world-wide tensions, all of which have the potential to impact future economic growth. Annualized growth in gross domestic product was 2.5% for the second quarter of 2006, compared to 5.6% in the first quarter and 3.3% in the year ago second quarter. The inflation rate has increased modestly during the first half of 2006, in part because of the effect of energy costs. Inflation totaled 3.4% for all of 2005, and increased to 4.3% on an annualized basis for the first six months of 2006. The growth in employment also led to fears that wages could increase if shortfalls of available labor appear. The current and projected size of government spending and deficits also, has the ability to impact the longer-term economic performance of the country. Various other indicators show the economy performing relatively well, such as consumer spending and improving industrial capacity utilization.

The major stock exchange indices increased modestly during the most recent twelve month period, with market concerns consisting primarily of fears over world events, corporate earnings performance and future growth prospects. As an indication of the changes in the nation's stock markets over the last twelve months, as of September 8, 2006, the Dow Jones Industrial Average closed at 11,392.11, an increase of 6.7% from one year ago, while the NASDAQ Composite Index stood at 2165.8, a decrease of 0.5% over the same time period. The Standard & Poors 500 Index totaled 1,298.92 as of September 8, 2006, an increase of 4.6% from

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one year ago.

Regarding factors that most directly impact the banking and financial services industries, in general, the housing market has remained relatively strong in relation to general economic performance, as housing starts, housing prices and land values have continued to increase at rates above the inflation rate. However, in recent weeks, certain signs have appeared that the relatively strong housing market may be cooling down, as the level of existing and new home sales and housing starts have decreased materially, the number of homes for sale have increased in certain areas, and some regions of the country have experienced modest declines in home values. While currently there is more uncertainty about the future volumes of financial institution lending activity, due primarily to the recent pattern of rising short-term interest rates, specific regions of the country remain relatively strong in terms of both residential and commercial development. This represents a positive factor for Hampden's business strategy, as the Bank would expect to benefit from strong residential and consumer lending activity in the market area.

Interest Rate Environment

Through the first half of 2004, in reaction to try to avoid a significant slowdown of the economy, the Federal Reserve had lowered key market interest rates to historical lows not seen since the 1950s, with the federal funds rate equal to 1.00% and the discount rate equal to 2.00%. Beginning in June 2004, the Fed began slowly, but steadily increasing the federal funds and overnight interest rates in order to ward off any possibility of inflation. Through June 2006, the Fed had increased interest rates a total of 17 times, and as of the latest Fed rate increase, effective in June 2006, the Fed Funds rate was 5.25%, up from 1.00% in early 2004, but down from 6.50% at the beginning of 2001, while the Discount Rate stood at 6.25%, up from 2.00% in early 2004. Current indication from the Fed leads many analysts to predict that the future direction for interest rates will still be relatively stable, with a potential for upward movement. The effect of these interest rate cuts has been most evident in short term rates, which increased more than longer term rates, resulting in a flat treasury yield curve. In recent weeks, the yield curve has become somewhat inverted, with long term rates modestly lower than short term rates. As of September 8, 2006, one- and ten-year U.S. government bonds were yielding 5.00% and 4.78%,

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respectively, compared to 3.77% and 4.15%, respectively, as of September 8, 2005. This has negatively impacted the performance of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources. Additional historical information regarding interest rates is presented in Exhibit II-2.

Market Area Demographics

Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insights into the health of the Bank's market area (see Table 2.1, with additional data shown in Exhibit II-3). The Bank's market area counties Barry County and Ionia County recorded a population base of 61,000 and 66,000 as of 2006, which total approximately 16% of the Grand Rapids MSA total. Since 2000, population growth in Barry and Ionia Counties has been higher than the statewide average and similar to the national average. Michigan is considered one of the old-line "industrial states" that has experienced lower than average economic growth for several decades, in comparison to other growth areas such as the southwest, southeast and far west portions of the United States. The region's reliance on manufacturing employment (historically automobiles and related support industries), has been a primary reason for the limited growth. The faster population growth since 2000 indicates that a greater number of residents that would require financial services such as those provided by MainStreet.

These population trends represent a positive trend for the Bank. The overall large population base provides a source of business for financial institutions, although the competitive environment remains substantial. As shown in Table 2.1, the number and growth of households performed somewhat better over the same time period, although this reflects a national trend towards a lower average household size and an increase in the number of households overall. In addition, the population and household growth trends described above are forecasted to remain relatively constant over the next five years, indicating that the Bank's business prospects are expected to remain stable in the foreseeable future.

Median household income in Barry and Ionia Counties are close to the comparable figures for the MSA and for the state of Michigan. In this regard, the median household income

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Table 2.1
MainStreet Savings Bank, FSB
Summary Demographic Data

	Year			Growth Rate
	2000	2006	2011	2000-2006	2006-2011
Population (000)
United States	281,422	303,582	323,786	1.3%	1.3%
Michigan	9,938	10,318	10,606	0.6%	0.6%
Grand Rapids-Wyoming MSA	740	789	827	1.1%	1.0%
Barry County	57	61	64	1.2%	1.0%
Ionia Country	62	66	69	1.2%	0.9%

Households (000)
United States	105,480	114,050	121,863	1.3%	1.3%
Michigan	3,786	3,982	4,123	0.8%	0.7%
Grand Rapids-Wyoming MSA	272	292	308	1.2%	1.1%
Barry County	21	23	24	1.5%	1.1%
Ionia Country	21	22	24	1.5%	1.2%

Median Household Income ($)
United States	$42,164	$51,546	$60,704	3.4%	3.3%
Michigan	$44,683	$53,860	$62,411	3.2%	3.0%
Grand Rapids-Wyoming MSA	$45,225	$53,990	$61,826	3.0%	2.7%
Barry County	$46,655	$53,742	$59,729	2.4%	2.1%
Ionia Country	$43,289	$50,025	$56,046	2.4%	2.3%

Per Capita Income ($)
United States	$21,587	$27,084	$32,982	3.9%	4.0%
Michigan	$22,168	$27,724	$33,767	3.8%	4.0%
Grand Rapids-Wyoming MSA	$20,905	$25,825	$31,116	3.6%	3.8%
Barry County	$20,636	$24,640	$28,430	3.0%	2.9%
Ionia Country	$17,451	$21,542	$25,140	3.6%	3.1%

2005 Age Distribution (%)	0-14 Yrs.	15-34 Yrs	35-54 Yrs	55+ Yrs.
United States	20.4%	27.5%	29.1%	23.0%
Michigan	20.4%	26.6%	29.6%	23.3%
Grand Rapids-Wyoming MSA	22.0%	28.9%	29.0%	20.1%
Barry County	20.6%	24.1%	30.9%	24.5%
Ionia Country	20.5%	31.3%	29.0%	19.3%

2005 HH Income Dist. (%)	$25,000	$25,000 to $50,000	$50,000+
United States	22.7%	25.8%	51.6%
Michigan	20.7%	25.7%	53.6%
Grand Rapids-Wyoming MSA	18.5%	27.4%	54.1%
Barry County	17.0%	28.8%	54.3%
Ionia Country	21.2%	28.7%	50.0%

Source: ESRI.

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in Barry County equaled $53,742, which was slightly below the level reported for the state and the MSA as a whole. In contrast, the per capita income for Barry County, equal to $24,640, fell 11% below the national average reflecting its relatively semi-rural character. The median household income and per capita income for Ionia County was lower, and below both the state and national averages reflecting its manufacturing-based economy and rural natured lifestyle. Thus, income levels are comparatively modest in the absence of an abundance of high paying white collar jobs. Similar to the other comparative areas, growth in household income and per capita income is projected to increase modestly throughout the primary market area through 2010.

In summary, the demographic characteristics of the primary market area are considered to be modestly positive for facilitating loan and deposit growth based on population statistics and in terms of income levels of the residents.

Regional Economy

Michigan's economy has followed a transition in the last several decades from that of a manufacturing/heavy industry economy to an economy that is diversified and contains significant services industry employment, particularly in the health care and education industries. The Grand Rapids area is attracting medical investment and professionals. Approximately $350 million has been invested in health education and research and an additional $500 million is planned through 2010. However, the Grand Rapids region historically and continues to contains material levels of employment based on manufacturing. Specifically, there are approximately 60 manufacturing firms in Barry County. Many of the manufacturing firms are currently major employers of Barry and Ionia Counties, as shown in Table 2.2. Thus, while the decline in the manufacturing sector has reduced such employment in the State of Michigan, it still thrives in the Bank's primary market area.

The market area's dependency upon manufacturing is also seen in data showing employment by economic sector. As shown in Table 2.3 below, the State of Michigan, Barry County, and Ionia County all reported the largest proportion of employment in services. The State of Michigan and Barry County both followed with their second largest proportion in

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wholesale/retail trade. Ionia County followed with government. Manufacturing represents the third largest proportion of the Bank's market area employment base, matching that of the State of Michigan. Thus, the overall employment base appears to be diversified and representative of statewide characteristics. See Exhibit II-4 for additional data and details.

Table 2.2
MainStreet Savings Bank, FSB
Market Area Major Employers

Employer>	Industry	# of Employees

Barry Country
Bradford White Corp.	Water Heater Manufacturing	900
Pennock Hospital	Health Care	500
Hastings Area School District	Education	415
Hastings Manufacturing Co.	Auto Supply Manufacturing	360
Thornapple-Kellogg School Dist.	Education	325
Flexfab Horizons International	Auto/Aero Supply Manufacturing	300

Ionia Country
Meridian Automotive Systems	Auto Supply Manufacturing	700
Ionia Public School District	Education	500
Lakewood Public School District	Education	350
Brown Corp. of Ionia Inc	Auto Supply Manufacturing	300
Meijer Inc.	Retail Department Store	300
Ionia County Memorial Hospital	Health Care	300

Source: Harris Publishing Company, 2004 InfoSource

Table 2.3
Primary Market Area Employment Sectors
(Percent of Labor Force)

Employ. Sectors>	Michigan	Barry County	Ionia Country
Services	40.0%	31.7%	22.6%
Wholesale/Ret. Trade	15.0	14.1	14.0
Manufacturing	13.6	12.0	16.6
Government	12.8	10.1	18.5
Finance, Ins., Real Estate	7.3	10.1	5.9
Construction	5.3	8.3	7.9
Transportation/Public Util.	2.8	1.5	1.9
Agriculture	1.4	5.3	7.6
Other	1.8	6.9	5.0
	100.0%	100.0%	100.0%

Source: REIS DataSource.

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Page 2.8

Comparative unemployment rates for the primary market area, as well as for the Grand Rapids MSA, the U.S. and Michigan, are shown in Table 2.4. As of May 2006, the unemployment rate for Barry County was the lowest of all the comparative areas examined. Unemployment was highest in Ionia County, while the Grand Rapids MSA reported unemployment lower than the statewide average, but above the national average. The comparatively higher unemployment rates indicated for the market area are indicative of the lack of availability of employment opportunities in the market area, as a large portion of the market area's residents are commuters. This data is consistent with other published data, which shows that the western Michigan regional suffered jobs losses from 2000 to 2004, primarily in the form of manufacturing job losses, while some jobs were gained in the services sector. Overall, the state of Michigan experienced job losses during this same time period.

Over the past two years, the Michigan economy has recovered to a certain extent. Similar to the U.S., the May 2006 unemployment rates for the Grand Rapids MSA and Barry County were lower than the average for all of 2005, reflecting some improvement in the local and regional economy. However, Ionia County's unemployment increased from a year ago, which could be related to the presence of a higher level of manufacturing employment, along with the emphasis on farming, as the manufacturing and agriculture sectors of the economy have been stagnant or somewhat declining for a number of decades. Overall, this unemployment rate data indicates a certain weakness to the regional economy, in comparison to other areas of the country.

Table 2.4
MainStreet Savings Bank, FSB
Unemployment Data

	Annual	At
Region	2005	May 2006

United States	5.1%	4.8%
Michigan	6.7	7.7

Grand Rapids MSA	5.8%	6.8%
Barry Country	5.0	4.8
Ionia Country	7.1	7.8

Source: U.S. Bureau of Labor Statistics.

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Page 2.9

Deposit Trends

The Bank's retail deposit base is closely tied to the specific market area where the respective branches are currently maintained, but also include Kalamazoo, Eaton, Allegan, Kent, Calhoun, and Van Buren Counties. Table 2.5 displays deposit market trends from June 30, 2003 through June 30, 2005 for the primary market area of Barry and Ionia Counties, the counties in which the Bank maintains retail banking offices, as well as for the State of Michigan. The data indicates that deposits declined in Barry County by an annual average of 1.3% and increased at a modest annual growth rate of 0.1% for Ionia County, versus an annual growth rate of 0.8% for the state overall between 2003 and 2005.

Barry County's declining growth rates are due to a slight decrease in deposits for commercial banks and savings institutions. The modest growth of Ionia County is due to the slight increase in deposits for commercial banks. The state of Michigan is dominated by commercial banks, 91.2% market share; however savings institutions grew at a very fast rate of 18.6% between 2003 and 2005. MainStreet operates two of the three savings institution branches in Barry County and the only savings institution office in Ionia County. Commercial banks hold the majority of deposits in the Bank's primary market area of Barry County and Ionia County, with a market share of 77.6% and 98.7% versus an average of 91.2% for the state of Michigan as a whole.

MainStreet's deposit holdings in Barry County represent a 15.8% deposit market share and a minimal deposit market share of 1.5% at June 30, 2005 in Ionia County. During the two year period covered in Table 2.5, the Bank realized an annual decline of 0.4% and 1.3% in deposits for Barry County and Ionia County, although the Bank's market share decline in Ionia County was due to higher overall deposit growth in the county. This minimal deposit market share in Barry and Ionia Counties provides significant competitive issues for the Bank.

Competition

The Bank faces notable competition in both deposit gathering and lending activities, including direct competition with several financial institutions that primarily have a local or regional presence. Securities firms and mutual funds also represent major sources of competition

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Page 2.10

Table 2.5
MainStreet Savings Bank, FSB
Deposit Summary

	As of June 30,
	2003			2005			Deposit
	Deposits	Market Share	Number of Branches	Deposits	Market Share	No.of Branches	Growth Rate 2003-2005
	(Dollars in Millions)						(%)
Michigan	$137,104	100.0%	2,974	$139,351	100.0%	3,057	0.8%
Commercial Banks	$128,391	93.6%	2,753	$127,102	91.2%	2,794	-0.5%
Savings Institutions	$8,713	6.4%	221	$12,249	8.8%	263	18.6%
Barry County	$344	100.0%	11	$335	100.0%	11	-1.3%
Commercial Banks	$266	77.4%	8	$260	77.6%	8	-1.1%
Savings Institutions	$78	22.6%	3	$75	22.4%	3	-1.8%
MainStreet Savings Bank	$53	15.5%	2	$53	5.8%	2	-0.4%
Ionia County	$425	100.0%	21	$426	100.2%	22	0.1%
Commercial Banks	$418	98.4%	20	$420	98.7%	21	0.2%
Savings Institutions	$7	1.6%	1	$7	1.5%	1	-1.3%
MainStreet Savings Bank	$7	1.6%	1	$7	1.5%	1	-1.3%

Source:   FDIC.

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Page 2.11

in raising deposits. In many cases, these competitors are also seeking to provide some or all of the community-oriented services as MainStreet. With regard to lending competition, the Bank encounters the most significant competition from the same institutions providing deposit services. In addition, the Bank competes with mortgage companies, independent mortgage brokers, and credit unions in originating mortgage and consumer loans. Table 2.6 lists the Bank's largest competitors in Barry County and Ionia County, along with deposit market share figures.

In the face of this competition, it has been necessary for the Bank to establish a strategy in order to continue to expand and operate as a viable competitor. The Bank's strategy into the future will be to place an emphasis on positioning MainStreet as a community-oriented financial institution that provides superior customer service with local decision making that meets the financial services needs of its customer base. This strategy is designed to identify a niche in the Bank's market where it can compete against other much larger institutions. In this regard, the Bank continually seeks to create and maintain an image of professionalism and integrity, and to keep customers and potential customers informed of the Bank's services.

Table 2.6
MainStreet Savings Bank, FSB
Market Area Deposit Competitors

Location	Institution (Market Share)

Barry County	Hastings City Bank (44.1%) MainStreet Savings Bank, FSB (15.8%) Sand Ridge Bank (12.2%) National City Bank of the MW (10.2%) Eaton Federal Savings Bank (6.6% Chemical Bank West (5.4%)

Ionia Country	Ionia County NB of Ionia (33.0%)
Independent Bank - West MI (25.6%)
Union Bank (18.0%)
Huntington National Bank (7.3%)
United Bank of Michigan (5.6%)
Independent Bank South MI (3.7%)
Fifth Third Bank (3.3%)

Sources: FDIC.

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Page 2.12

The proceeds from the minority stock offering will enhance the Company's competitiveness by providing increased operating flexibility, including de novo branching, focus on cross-selling and marketing and potential acquisition.

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RP® Financial, LC.
Page 3.1

III.  PEER GROUP ANALYSIS

This chapter presents an analysis of the Company's operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of the Company is provided by these public companies. Factors affecting the Company's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between the Company and the Peer Group, will then be used as a basis for the valuation of the Company's to-be-issued common stock.

Peer Group Selection

The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were approximately 38 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization; (3) the potential impact of "second-step" conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) most MHCs have formed mid-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

Given the unique characteristics of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for the Company's valuation should be comprised of subsidiary institutions of mutual holding companies. The selection of publicly-traded mutual holding companies for the Company's Peer Group is consistent with the regulatory guidelines and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is

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RP® Financial, LC.
Page 3.2

NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a "second-step" conversion and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions. MHCs which have recently completed a minority stock offering have been excluded as well, due to the lack of a seasoned trading history and insufficient quarterly financial data that includes the impact of the offering proceeds. The universe of all publicly-traded institutions is included as Exhibit III-1.

Basis of Comparison

This appraisal includes two sets of financial data and ratios for the Peer Group institutions. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the Peer Group institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis through assuming the sale of the majority shares held by the MHCs in public offerings based on their current trading prices and standard assumptions for a thrift conversion offering. Throughout the appraisal, the adjusted figures will be specifically identified as being on a "fully-converted" basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the Peer Group institutions.

Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used in Chapter III to make financial comparisons between the Peer Group and the Company. The differences between the Peer Group's reported financial data and the financial data of the Company are not significant enough to distort the conclusions of the comparison (in fact, such differences are greater in a standard conversion appraisal). The adjusted financial data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered

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critical to the valuation analysis in Chapter IV, because they place each Peer Group institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between Peer Group institutions that have sold different percentage ownership interests to the public, and reflect the implied pricing ratios being placed on the Peer Group institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.

The Company's Peer Group

Under ideal circumstances, the Peer Group would be comprised of ten publicly-traded Michigan-based MHC institutions with capital, earnings, credit quality and interest rate risk comparable to the Company. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily broad-based and not confined to a particular geographic market area. In light of the relatively small asset size of the Company, the Peer Group companies were selected based on the following criteria: (1) ten smallest publicly-traded MHCs in terms of asset size with seasoned trading histories. The asset sizes of the Peer Group companies ranged from $128 million to $379 million. The universe of all publicly-traded MHC institutions, exclusive of institutions that have announced second-step conversions, is included as Exhibit III-2 and Exhibit III-3 provides summary demographic and deposit market share data for the primary market areas served by each of the Peer Group companies.

Unlike the universe of fully-converted publicly-traded thrifts, which includes approximately 134 companies, the universe of public MHC institutions is small, thereby reducing the prospects of a highly comparable Peer Group. Nonetheless, because the trading characteristics of public MHC institution shares are significantly different from those of fully-converted companies, public MHC institutions were the most appropriate group to consider as Peer Group candidates for this valuation. Relying solely on full stock public companies for the Peer Group would not capture the difference in current market pricing for public MHC institutions and thus could lead to distorted valuation conclusions. The federal regulatory agencies have previously concurred with this selection procedure of the Peer Group for MHC valuations. To account for differences between the Company and the MHC Peer Group in

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Page 3.4

reaching a valuation conclusion, it will be necessary to make certain valuation adjustments. The following discussion addresses financial similarities and differences between the Company and the Peer Group.

Table 3.1 on the following page lists key general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to the Company, we believe such companies form a good basis for the valuation of the Company, subject to certain valuation adjustments.

In aggregate, the Peer Group companies maintain a higher level of capitalization relative to the universe of all public thrifts (15.06% of assets versus 11.41% for the all public average), generate lower earnings on a return on average assets basis (0.58% ROAA versus 0.69% for the all public average), and generate a lower return on equity (4.00% ROE versus 7.01% for the all public average). The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully-converted basis).

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[TABLE 3.1]

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	All Publicly-Traded	Peer Group Reported Basis	Fully Converted Basis (Pro Forma)
Financial Characteristics (Averages)
Assets ($Mil)	2,971	293%	330
Equity/Assets (%)	11.41%	15.06%	23.94%
Return on Assets (%)	0.69	0.58	0.72
Return on Equity (%)	7.01	4.00	3.05
Pricing Ratios (Averages)(1)
Price/Earnings (x)	19.64x	28.87x	28.20x
Price/Book (%)	152.91%	163.86%	89.95%
Price/Assets (%)	17.64	24.74	21.60

(1)          Based on market prices as of September 8, 2006.

The following sections present a comparison of the Company's financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.

Financial Condition

Table 3.2 shows comparative balance sheet measures for the Company and the Peer Group. The Company's and the Peer Group's ratios reflect balances as of June 30, 2006, unless otherwise indicated for the Peer Group companies. The Company's net worth base of 5.5% was below the Peer Group's average net worth ratio of 15.1%. While the Company's pro forma capital position will increase with the addition of stock proceeds, the ratio will remain lower than the Peer Group's ratio following the stock offering. Tangible equity-to-assets ratios for the Company's and the Peer Group equaled 4.5% and 14.2%, respectively, as goodwill and intangibles maintained by the Peer Group equaled 0.9% of assets, while the Company reported intangibles of 1.0% of assets. The increase in the Company's pro forma capital position will be favorable from a risk perspective and in terms of future earnings potential that could be realized through leverage and lower funding costs. Both the Company's and the Peer Group's capital ratios reflected capital surpluses with respect to the regulatory capital requirements, with the Peer

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Page 3.7

[TABLE 3.2]

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Page 3.8

Group's ratios currently exceeding the Company's ratios. On a pro forma basis, the Company's regulatory surpluses will likely remain below the Peer Group's ratios.

The interest-earning asset compositions for the Company and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both the Company and the Peer Group. The Company's loans-to-assets ratio of 87.3% exceeded the comparable Peer Group ratio of 65.2%. Comparatively, the Peer Group's cash and investments-to-assets ratio of 29.3% was above the comparable ratio for the Company of 7.0%. Overall, the Company's and the Peer Group's interest-earning assets amounted to 94.3% and 94.5% of assets, respectively.

The Company's funding liabilities reflected a funding strategy that relied more on borrowed funds than that of the Peer Group. The Company's deposits equaled 67.9% of assets, which was slightly below the comparable Peer Group ratio of 70.4%. Comparatively, borrowings accounted for a higher portion of the Company's interest-bearing funding composition, as indicated by borrowings-to-assets ratios of 25.7% and 13.1% for the Company and the Peer Group, respectively. Total interest-bearing liabilities maintained by the Company and the Peer Group, as a percent of assets, equaled 93.6% and 83.7%, respectively. Following the increase in capital provided by the net proceeds of the stock offering, the Company's ratio of interest-bearing liabilities as a percent of assets will remain less favorable than the Peer Group's ratio.

A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group's IEA/IBL ratio is stronger than the Company's ratio, based on IEA/IBL ratios of 112.9% and 100.8%, respectively. The additional capital realized from stock proceeds should serve to improve the Company's IEA/IBL ratio, but such ratio will likely remain below the comparable to the Peer Group ratio, as the increase in capital provided by the infusion of stock proceeds will serve to only moderately lower the level of interest-bearing liabilities funding assets and will be primarily deployed into interest-earning assets.

The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. The Company's and the Peer Group's growth rates are based on annual growth for the twelve months ended June 30, 2006, unless otherwise indicated for the Peer Group companies.

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Page 3.9

The Company posted a 17.7% increase in assets for the twelve month period, which exceeded the comparable Peer Group growth rate of 5.1%. The Company's stronger asset growth was mostly realized through loan growth of 21.7%, while cash and investments reflected a decline of 2.4%. The Peer Group's loan growth rate of 13.1% was lower than the Company's loan growth rate, but had a less significant impact on the Peer Group's total asset growth given the Peer Group's lower concentration of assets maintained in loans. The Peer Group's lower asset growth rate also resulted from cash and investments declining during the twelve month period.

Asset growth for the Company was funded by deposits and borrowings, with deposits increasing due to higher use of brokered deposits. Comparatively, the Peer Group's assets growth was funded by deposits, while borrowings declined slightly. Deposit growth for the Peer Group equaled 6.1%, versus a 20.0% increase in deposits recorded by the Company. The Company posted a 4.6% decrease in capital for the twelve month period, versus a nominal decline in capital recorded by the Peer Group. The primary factor contributing to the Company's capital decline was the net loss recorded for the period. Comparatively, while recording a higher return on assets than the Company, the Peer Group's capital growth rate was slowed by dividend payments as well as stock repurchases. The increase in capital realized from stock proceeds will likely reduce the Company's capital decline initially following the stock offering. Dividend payments and stock repurchases, pursuant to regulatory limitations and guidelines, could also potentially slow the Company's ability to grow the capital base in the longer term following the stock offering.

Income and Expense Components

Table 3.3 displays comparable statements of operations for the Company and the Peer Group, based on earnings for the twelve months ended June 30, 2006, unless otherwise indicated for the Peer Group companies. The Company and the Peer Group reported net income(loss) to average assets ratios of (0.28%) and 0.58%, respectively. The Peer Group maintained comparative earnings advantages with respect to net interest income, loan loss provisions, non-interest operating income and operating expenses, while higher non-operating income represented a comparative earnings advantage for the Company.

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Page 3.10

[TABLE 3.3]

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The Peer Group's stronger net interest income ratio was realized through maintenance of a lower interest expense ratio, which was partially offset by the Company's higher interest income ratio. The Company's higher interest income ratio was realized through earning a higher yield on assets (6.10% versus 5.50% for the Peer Group), which was supported by the Company's comparatively higher concentration of assets maintained in loans compared to lower yielding investments. The Peer Group's lower interest expense ratio was supported by maintenance of a lower cost of funds (2.61% versus 3.37% for the Company) and maintenance of a lower level of interest-bearing liabilities funding assets (83.7% versus 93.6% for the Company). Overall, the Company and the Peer Group reported net interest income to average assets ratios of 2.75% and 3.04%, respectively.

In another key area of core earnings strength, the Peer Group maintained a lower level of operating expenses than the Company. For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 3.34% and 2.67%, respectively. The lower operating expense ratio maintained the Peer Group was consistent with the Company's higher operating costs due to the expenses related to the main office building and lower levels of efficiencies due to the lower asset base of the Company. Consistent with the Peer Group's lower operating expense ratio and less diversified operations, the Peer Group maintained a comparatively lower number of employees relative to its asset size. Assets per full time equivalent employee equaled $4.0 million for the Peer Group, versus $2.8 million for the Company. On a post-offering basis, the Company's operating expenses can be expected to increase with the addition of the employee stock ownership plan expense and certain expenses that result from being a publicly-traded company, with such expenses already impacting the Peer Group's operating expenses. At the same time, the Company's capacity to leverage operating expenses will be lower than the Peer Group's leverage capacity following the increase in capital realized from the infusion of net stock proceeds.

When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses,

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RP® Financial, LC.
Page 3.12

inclusive of amortization expense), the Company's earnings were weaker than the Peer Group's. Expense coverage ratios posted by the Company and the Peer Group equaled 0.78x and 1.13x, respectively. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

As noted above, sources of non-interest operating income provided a larger contribution to the Peer Group's earnings. Non-interest operating income equaled 0.62% and 0.41% of the Peer Group's and the Company's average assets, respectively. Taking non-interest operating income into account in comparing the Company's and the Peer Group's earnings, The Company's efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 94.6% was less favorable than the Peer Group's efficiency ratio of 73.0%.

Loan loss provisions had a slightly larger impact on the Company's earnings, with loan loss provisions established by the Company and the Peer Group equaling 0.13% and 0.06% of average assets, respectively. The relatively minor impact of loan loss provisions on the Company's and the Peer Group's earnings were indicative of their generally favorable credit quality measures and low risk lending strategies.

Net gains realized from the sale of assets were a slightly larger contributor to the Company's earnings, as the Company reported net gains equal to 0.05% of average assets versus a net loss equal to 0.05% of average assets reported by the Peer Group. Typically, gains and losses generated from the sale of assets are viewed as earnings with a relatively high degree of volatility, particularly to the extent that such gains and losses result from the sale of investments or other assets that are not considered to be part of an institution's core operations. Comparatively, to the extent that gains have been derived through selling fixed rate loans into the secondary market, such gains may be considered to be an ongoing activity for an institution particularly during periods of low interest rates and, therefore, warrant some consideration as a core earnings factor for an institution. However, loan sale gains are still viewed as a more volatile source of income than income generated through the net interest margin and non-interest operating income. Extraordinary items were not a factor in either the Company's or the Peer Group's earnings.

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RP® Financial, LC.
Page 3.13

Due to net losses incurred, the Company reported a tax benefit of 34.9% for the most recent twelve months, while the Peer Group posted an effective tax rate of 24.06%. As indicated in the prospectus, the Company's effective marginal tax rate is equal to 34%.

Loan Composition

Table 3.4 presents data related to the Company's and the Peer Group's loan portfolio compositions and investment in mortgage-backed securities. The Company's composition of assets reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities in comparison to the Peer Group (70.3% of assets versus 52.7% for the Peer Group). The Company's higher ratio resulted from maintenance of a higher concentration of 1-4 family loans, which was offset in part by the higher concentration of mortgage-backed securities maintained by the Company. Loans serviced for others equaled 9.1% of the Peer Group's assets, which was a factor that contributed to the Peer Group's higher level of non-interest operating income. Comparatively, the Company holds a minimal level of loans serviced for others. The Peer Group's balance of loans serviced for others translated into a modest balance of servicing intangibles.

Diversification into higher risk types of lending was greater for the Company. Construction loans represented the most significant area of lending diversification for the Company (7.5% of assets), followed by consumer loans (5.5% of assets), multi-family/commercial real estate loans (5.4% of assets) and commercial business loans (3.5% of assets). The Peer Group's lending diversification consisted primarily of commercial real estate/multi-family loans (10.9% of assets), while other areas of lending diversification for the Peer Group were fairly evenly distributed between the other loan types shown in Table 3.4. with the exception of multi-family/commercial real estate loans, the Company maintained higher concentrations of all other loan types in comparison to the Peer Group. Overall, the Company's higher ratio of loans-to-assets and higher degree of lending diversification into higher risk types of lending translated into a higher risk weighted assets-to-assets ratio of 61.2%, versus a comparable Peer Group ratio of 55.0%.

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Page 3.14

[TABLE 3.4]

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Page 3.15

Credit Risk

Overall, the credit risk factors associated with the Company's balance sheet indicated a somewhat higher degree of credit risk exposure in comparison to the Peer Group. As shown in Table 3.5, the Company's ratio of non-performing assets and accruing loans that are more than 90 days past due equaled 1.02% of assets, which was above the comparable Peer Group ratio of 0.29%. Comparatively, the Company's non-performing loans-to-loans ratio, which does not include accruing loans that are more than 90 days past due, troubled debt restructuring and real estate owned, was similar to the Peer Group's ratio (0.34% versus 0.33% for the Peer Group). The Company also maintained a higher ratio of real estate owned to assets in comparison to the Peer Group. The Company maintained lower levels of loss reserves as a percent of non-performing assets and accruing loans that are more than 90 days past due (49.38% versus 320.03% for the Peer Group) and as a percent of loans (0.57% versus 0.71% for the Peer Group). Net loan charge-offs were not considered to be significant for either the Company or the Peer Group.

Interest Rate Risk

Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group companies. In terms of balance sheet composition, the Company's interest rate risk characteristics were considered to be less favorable than the Peer Group's. Most notably, the Company's lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin, while the Company and the Peer Group maintained comparable levels of non-interest earning assets.

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for the Company and the Peer Group. In general, the more significant fluctuations in the Company's ratios implied that the interest rate risk associated with the Company's net interest income was greater compared to the Peer Group's, particularly in the current interest rate environment, based on the interest rate environment that prevailed during the period covered in Table 3.5. The downward trend in the Company's net interest margin should be offset somewhat by the infusion of stock proceeds, as

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Page 3.16

[TABLE 3.5]

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Page 3.17

[TABLE 3.6]

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interest rate sensitive liabilities will be funding a lower portion of the Company's assets and the proceeds will be substantially deployed into interest-earning assets.

Summary

Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of the Company. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

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RP Financial, L.C.
Page 4.1

IV. VALUATION ANALYSIS

Introduction

This chapter presents the valuation analysis and methodology used to determine the Company's estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company's pro forma market value utilizing the market value approach.

Appraisal Guidelines

The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings are somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded MHC institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

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RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

The pro forma market value determined herein is a preliminary value for the Company's to-be-issued stock. Throughout the MHC process, RP Financial will: (1) review changes in the Company's operations and financial condition; (2) monitor the Company's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, standard conversion offerings, both regionally and nationally. If material changes should occur prior to the close of the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including the Company's value, the market value of the stocks of public MHC institutions, or the Company's value alone. To the extent a change in factors impacting the

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Company's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of The Company coming to market at this time.

1.     Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Company's and the Peer Group's financial strengths are noted as follows:

  Overall A/L Composition. Loans funded by retail deposits were the primary components of both the Company's and the Peer Group's balance sheets. The Company's IEA composition exhibited a higher concentration of loans and a greater degree of diversification into higher risk and higher yielding types of loans. Overall, the Company's asset composition provided for a higher IEA yield and a higher risk weighted assets ratio in comparison to the Peer Group. The Company's funding composition reflected a lower level of deposits and a higher level of borrowings, which provided the Peer Group with a lower cost of funds than maintained by the Company. Overall, the Company maintained a similar IEA level and a higher IBL level relative to the Peer Group, which translated into a lower IEA/IBL ratio for the Company. While the net stock proceeds will improve the Company's position, the Company's IEA/IBL ratio will remain at a disadvantage. On balance, RP Financial concluded that the Company's A/L composition was less favorable, supporting the downward adjustment for financial.
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  Credit Quality. The Company's credit risk profile is higher, as reflected in its higher level of NPAs and lower level of loss reserves as a percent of loans and NPAs; although, net loan charge-offs were higher for the Peer Group. As noted above, the Company's risk weighted assets ratio was also higher. Overall, this supported the downward adjustment for financial condition.

  Balance Sheet Liquidity. The Peer Group maintains a higher level of cash and investment securities relative to the Company (29.3% of assets versus 7.0% for the Company). The Company's liquidity position is not expected to significantly improve on a post-offering basis, as the proceeds will be partially utilized to repay the bank loan at the mid-tier level. Also, the Company's future borrowing capacity was considered to be less than the Peer Group's, given that the Company's borrowings-to-assets ratio exceeds the Peer Group average. Overall, this supported the downward adjustment for financial condition.

  Funding Liabilities. The Company's IBL composition reflected a lower concentration of retail deposits and a higher concentration of brokered CDs and borrowings relative to the Peer Group. Accordingly, the Company's overall cost of funds was slightly higher than the Peer Group's. Furthermore, given the lower proportion of retail deposits and higher mix of CDs to deposits, there are fewer local depositor relationships for cross-selling purposes. Overall, the mix of funding liabilities supported the downward adjustment for financial condition.

  Equity. The Peer Group operates with a higher tangible equity-to-assets ratio than the Company. Following the stock offering, the Company's pro forma tangible equity position will increase but remain below the Peer Group average. The increase in the Company's pro forma tangible equity position will result in greater leverage potential and improve the IEA/IBL ratio, but the Company will remain at a comparative disadvantage relative to the Peer Group. Also, the Company's net losses are expected to continue at least initially post-conversion. On balance, this supports a downward adjustment for financial condition.

On balance, the Company's pro forma financial condition and balance sheet strength was considered to be less favorable than the Peer Group's. Accordingly, a moderate downward adjustment was applied for the Company's financial condition, taking into account the net benefit of the proceeds.

2.     Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and prospects to generate future earnings

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heavily influence the multiple that the investment community will pay for earnings. The major factors considered in the valuation of the Company are described below.

  Reported Losses. The Company reported losses for the last 12 months versus moderate profitability for the Peer Group on average. The Peer Group maintained a higher net interest income ratio, lower loan loss provisions ratio, higher non-interest income ratio, and a lower operating expense ratio. The Company's only more favorable comparison was in the ratio of net gains on sale, and the contribution from this volatile revenue was relatively minor. The Company's intended use of the net offering proceeds will improve the earnings capacity, but the impact will be insufficient to reverse the reported losses. Given the Company's comparative disadvantage in every major component of operating results, the Company is at a distinct disadvantage in terms of expense coverage and efficiency ratios. Since the Company is operating at a loss, it is accumulating NOL carryforwards, which should reduce further tax expense once profitability is attained, although this may be a year or two off. This was a significantly negative factor in our conclusion to apply a significant downward adjustment for the Company's profitability growth and viability of earnings.

  Interest Rate Risk. Quarterly changes in the Company's and the Peer Group's net interest income to average assets ratios indicated that a higher degree of volatility was associated with the Company's net interest margin, which is expected given its disadvantages relative to the Peer Group in terms of tangible equity and IEA/IBL ratios. On a pro forma basis, the infusion of stock proceeds can be expected to provide the Company with improvements in the A/L mix, tangible equity ratios and IEA/IBL ratios, however such ratios will remain below the Peer Group averages. Accordingly, this supported the downward adjustment for profitability, growth and viability of earnings.

  Credit Risk. Loan loss provisions were a slightly larger factor in the Company's operating results and, as noted earlier, the credit risk profile is also higher than for the Peer Group on average. When coupled with lower relative reserve levels, the Company's earnings appear to be more susceptible to credit related losses than for the Peer Group on average. Overall, we concluded this supported the downward earnings adjustment for profitability, growth and viability of earnings.

  Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, the Company demonstrated stronger balance sheet growth than the Peer Group on average, led by stronger loan growth. Second, the infusion of stock proceeds will increase the Company's earnings growth potential with respect to leverage capacity; however, such leverage capacity will remain below that of the Peer Group given the lower pro forma tangible equity ratio. Third, the Company's market area is considered to be somewhat more attractive with respect to facilitating opportunities to increase
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  earnings through loan growth, given the higher growth and income characteristics of the primary market area. Despite these favorable aspects, the Company's current operating losses must first be overcome, which appears to be dependent on the ability to grow the balance sheet and leverage the new equity. Overall, we concluded this supported the downward earnings adjustment for profitability, growth and viability of earnings.

  Continued Equity Erosion. As noted previously, the Company's near-term operating losses, even on a pro forma basis, will continue to erode equity until prospective balance sheet growth will continue a sufficient revenue base to achieve profitability. In contrast, the Peer Group is realizing a moderate ROE. Accordingly, this was a significant consideration in the downward adjustment for profitability, growth and viability of earnings.

Since the Company is expected to continue to experience net losses post-conversion, a significant downward adjustment was applied for the Company's profitability, growth and viability of earnings.

3.     Asset Growth

Over the most recent period examined, the Company recorded stronger asset growth than the Peer Group, which was largely channeled into loan growth as the Company's strategic plan is to pursue strong growth, leverage equity and maintain a high ratio of loans-to-assets to achieve profitability. Asset growth for the Peer Group was also led by loan growth, although to a lesser extent than for the Company. While the Company will have a lesser tangible equity, it has demonstrated a stronger capacity for growth. The one other aspect that contributes to the decision to apply a downward valuation adjustment is the uncertainty of retail deposit growth to support continued loan growth, as recent growth has been funded by brokered CDs. Accordingly, on balance, we believe that a moderate downward valuation adjustment was warranted for this factor.

4.     Primary Market Area

The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. Overall, the Company's headquarters county of Barry, Michigan is a rural, yet growing area that is experiencing the impact of the regional population centers such as Grand Rapids,

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Kalamazoo, Battle Creek and Lansing. In particular, the Grand Rapids metropolitan area is recording relatively strong growth characteristics compared to the rest of the state of Michigan, and Barry County, considered to account a large portion of the Company's deposit and lending activities, is benefiting from its proximity to that metropolitan area. The Company competes against other locally and regionally-based community financial institutions, and to a lesser extent, larger institutions that provide a larger array of services and have larger branch networks than maintained by the Company.

The Peer Group companies, on average, also generally operate in less densely populated markets with lower per capita income than Barry County, but certain of the Peer Groupcompanies also generally operate in markets with a lower cost of living than Barry County. Barry County's projected population growth rate exceeded the comparable Peer Group average and median growth rates. The average and median deposit market shares maintained by the Peer Group companies were somewhat below the Company's market share of deposits in Barry County. Overall, the degree of competition faced by the Peer Group companies was viewed as similar to that faced by the Company in Barry County, while the growth potential in the markets served by the Peer Group companies was for the most part was viewed to be similar to that provided by the Company's primary market area. Summary demographic and deposit market share data for the Company and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, June 2006 unemployment rates, on average, for the markets served by the Peer Group companies exceeded the unemployment rate reflected for Barry County. On balance, we concluded that no valuation adjustment was appropriate for the Company's market area.

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Table 4.1
Market Area Unemployment Rates
MainStreet Financial Corp. and the Peer Group Companies(1)

		June 2006
	County	Unemployment

MainStreet Fin. Corp. - MI	Barry	4.8%

Peer Group Average	-------	5.6%

The Peer Group
Brooklyn Federal MHC - NY	Kings	5.3%
Cheviot Financial Corp. MHC- OH	Hamilton	5.2
Colonial Bankshares MHC - NJ	Cumberland	6.8
FedFirst Financial Corp. MHC - PA	Westmoreland	5.4
Gouverneur Bancorp MHC - NY St.	Lawrence	5.4
Greene County Bancorp MHC - NY	Greene	4.4
Jacksonville Bancorp, MHC - IL	Morgan	5.1
KY First Federal Bancorp, MHC - KY	Perry	7.9
Naugatuck Valley Fin.. MHC - CT	New Haven	4.7
Pathfinder Bancorp MHC - NY	Oswego	5.3

(1)   Unemployment rates are not seasonally adjusted.

Source: U.S. Bureau of Labor Statistics.

5.     Dividends

At this time the Company has not established a dividend policy. Future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

Seven out of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.77% to 3.92%. The average dividend yield on the stocks of the Peer Group institutions equaled 1.85% as of September 8, 2006. As of September 8, 2006, approximately 85% of all publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.53%. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

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Our valuation adjustment for dividends for the Company also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by an FDIC regulated MHC requires that the minority stockholders' ownership interest be reduced in a second-step conversion to reflect the cumulative waived dividend account. Comparatively, no adjustment for waived dividends is required for OTS regulated companies in a second-step conversion. As an MHC operating under OTS regulation, the Company will be subject to the same regulatory dividend policy as a large majority of the Peer Group companies (all ten of the Peer Group companies operate under OTS regulation with regard to accounting for waived dividends). Accordingly, we believe that to the extent the Company's pro forma market value would be influenced by the OTS' dividend policy regarding MHC institutions, it has been sufficiently captured in the pricing of the Peer Group companies.

While the Company has not established a definitive dividend policy prior to converting, the Company will not have a similar capacity to pay a dividend comparable to the Peer Group's average dividend yield based on the expected continuation of net losses initially post-conversion, and the lower pro forma capital ratio. On balance, we concluded that a moderate downward adjustment was warranted for purposes of the Company's dividend policy.

6.     Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets. Nine of the Peer Group members trade on the NASDAQ system and one Peer Group member trades on the AMEX. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $11.7 million to $52.9 million as of September 8, 2006, with average and median market values of $30.5 million and $29.6 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 880,000 to 4.5 million, with average and median shares outstanding both equaling 2.5 million. The Company's minority stock offering is expected to have a pro forma market value that is well below the average and median market values indicated for the Peer Group, while the number of

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public shares outstanding for the Company is expected to be below the smallest Peer Group company. It is anticipated that the Company's stock will be listed for trading on the OTC Bulletin Board, compared to the NASDAQ or AMEX listings of the Peer Group companies. Overall, we anticipate that the Company's public stock will have a lower liquid trading market as the Peer Group companies on average and, therefore, concluded that a slight downward adjustment was necessary for this factor.

7.     Marketing of the Issue

Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Company's to-be-issued stock.

     A.     The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year. The stock market showed resiliency in the aftermath of Hurricane Katrina, as oil prices fell following the Energy Department's decision to release some of the Strategic Petroleum Reserve. Lower oil prices and an upbeat report from the Federal Reserve that showed the economy kept growing in July and August helped to extend the rebound in the stock market heading into mid-September 2005. The rebound in the broader

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stock market paused in mid-September, as Hurricane Rita, higher oil prices and a quarter point rate increase by the Federal Reserve contributed to the Dow Jones Industrial Average ("DJIA") posting its worst weekly loss in three months for the trading week ending September 23rd. Stocks rebounded mildly at the close of the third quarter, which helped the DJIA to a 2.9% gain for the third quarter.

Inflation fears pushed stocks lower at the start of the fourth quarter of 2005, as comments from the Federal Reserve suggested that the central bank was worried about inflation and was likely to keep raising rates. The DJIA dropped to a five-month low in mid-October, reflecting concerns that high oil prices would depress consumer spending. Mixed results for third quarter earnings and inflation worries translated into an uneven trading market through the end of October. Optimism that a strong economy would produce a year-end rally provided a lift to the broader stock market in early-November. Lower bond yields and oil prices helped to extend the rally through mid-November. The DJIA approached a four and one-half year high in late-November, as the Federal Reserve hinted that the cycle of rate increases could be approaching an end. Stocks fluctuated in first half of December, as strong economic news and higher oil prices renewed concerns about inflation and rising interest rates. Acquisitions in the technology and pharmaceutical industries, along with some positive economic news showing a dip in unemployment claims and strong third quarter GDP growth, provided a boost to the broader stock market heading into late-December. However, the gains were not sustained through the end of the year, as higher oil prices, inflation concerns and the inversion of the yield curve pulled stocks lower in late-December.

The broader stock market rallied higher at the start of 2006 on indications that the Federal Reserve was nearing an end to the current cycle of rate increases. In the second week of January, the DJIA closed above 11000 for the first time since before September 11, 2001. Higher oil prices, some disappointing fourth quarter earnings and worries about Iran pushed stocks lower in mid-January, which was followed by a rebound in the broader stock market in late-January. The late-January gains were supported by some favorable fourth quarter earnings and economic news showing strong December orders for durable goods and lower than expected unemployment. Mixed reaction to some fourth quarter earnings reports and concerns about the housing market cooling off provided for a choppy market during the first half of February. Some

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favorable economic data, which included a surge in January retail sales and only a slight rise in core consumer prices for January, supported gains in the broader stock market heading into late-February. Major indexes approached multi-year highs in late-February, before faltering at the end of February on economic data showing a decline in consumer confidence and the housing market slowing down. However, in early-March 2006, stocks trended lower on concerns that rising global interest rates would hurt corporate profits. Stocks rebounded in mid-March, as economic data showing steady economic growth and little consumer inflation helped to lift the DJIA to a four and one-half year high. Consumer prices rose just 0.1% in February, while job growth and housing construction were both stronger than expected in February. Stocks trended lower at the close of the first quarter on interest rate worries, as the Federal Reserve lifted rates another quarter point and hinted at more increases to come.

The broader stock market traded up at the start of the second quarter of 2006, reflecting optimism about first quarter earnings and that tame inflation would bring an end to rate increases by the Federal Reserve. Higher oil prices curbed the positive trend in stocks during mid-April, which was followed by the biggest gain of the year for the DJIA. The release of the minutes from the Federal Reserve's March meeting, which signaled that the Federal Reserve was about to stop raising rates served as the catalyst to the rally. Stocks generally edged higher through the end of April, as investors focused on strong first quarter earnings reports by a number of blue chip stocks. However, the positive trend was somewhat subdued by new inflation fears resulting from March economic data. Lower oil prices and a strong retail sales report for April helped to lift the DJIA to a six year high in early-May. Stocks traded flat on news of another rate increase by the Federal Reserve, which was followed by a sharp sell-off in mid-May as a larger than expected rise in April consumer prices sparked inflation fears. An upward revision to first quarter GDP growth provided a boost to stocks heading into late-May, but the rally was cut short as a drop in consumer-confidence numbers for May and concerns of slower economic growth hurting corporate profits spurred another sell-off in late-May. Despite closing up on the last day of May, the month of May was the worst monthly performance for the DJIA in eleven months.

The down turn in the broader stock market continued during the first part of June 2006, as stocks tumbled after an inflation warning by the Federal Reserve Chairman stoked fears

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of future rate increases. Comparatively, stocks rallied in mid-June following reassuring inflation comments by the Federal Reserve Chairman. Higher interest rates dampened the rally ahead of the Federal Reserve meeting in late-June. Stocks surged higher following the Federal Reserve meeting in late-June, as comments from the Federal Reserve served to calm inflation worries and raised expectations of an end to the current cycle of rate increases.

Geopolitical turmoil and higher oil prices pulled stocks lower at the start of the third quarter of 2006. The broader stock market rallied briefly in mid-July on comments from the Federal Reserve that hinted at the possibility of a pause in the current cycle of rate increases and some favorable second quarter earnings reports. After trading in a narrow range during late-July and early-August, stocks retreated following the Federal Reserve meeting in August. While the Federal Reserve left rates unchanged, stocks declined on concerns of an economic slow down. Favorable inflation data reflected in wholesale and retail prices for July provided a boost to stocks in mid-August. Stocks traded in a narrow range before strengthening at the end of August and early September, as oil prices dropped below $70 a barrel for the first time in two months and the unemployment rate for August dropped to 4.7%. As an indication of the general trends in the nation's stock markets over the past year, as of September 8, 2006, the DJIA closed at 11392.11 an increase of 6.7% from one year ago and an increase of 6.3% year-to-date, and the NASDAQ closed at 2165.79 a decrease of 0.5% from one year ago and a decrease of 1.8% year-to-date. The Standard & Poors 500 Index closed at 1298.92 on September 8, 2006, an increase of 4.6% from one year ago and an increase of 4.1% year-to-date.

The market for thrift stocks has been mixed during the past 12 months, but, in general, thrift stocks have matched the performance of the broader market. Similar to the broader market, the market for thrift issues showed mixed results in early-September amid ongoing concerns about the long-term economic impact of Hurricane Katrina. Strength in the broader market and speculation of the Federal Reserve taking a pause in increasing rates supported a mild rally in thrift stocks going into mid-September. Likewise, thrift issues sold off in conjunction with the broader stock market going into late-September, as investors reacted negatively to the Federal Reserve hiking interest rates by another quarter point and the threat of Hurricane Rita hurting energy production. In contrast to the rebound in the broader stock

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market, thrift issues continued their slide at the end of the third quarter as a sharp decline in September consumer confidence weighed heavily on the thrift sector.

Thrift stocks retreated further at the beginning of the fourth quarter of 2005 on concerns about higher interest rates and inflation. Mixed earnings reports and shareholder activism at Sovereign Bancorp produced a choppy trading market for the thrift sector heading into late-October. Some positive macroeconomic news, which included a rise in consumer spending, helped to initiate a rally in thrift stocks at the end of October. Strength in the broader stock market and merger speculation helped to fuel gains for thrift stocks through much of November. Overall, the SNL Index for all publicly-traded thrifts registered a 3.6% increase during November. Thrift issues generally eased lower during early-December, reflecting concerns about higher interest rates and the strength of the housing market. Signals from the Federal Reserve that it could stop raising rates sometime in 2006 and easing inflation fears on lower than expected revised third quarter GDP growth lifted thrift stocks going into late-December. However, weakness in the broader market and an inverted yield curve pressured thrift stocks lower at year end.

Thrift stocks participated in the broader stock market rally at the beginning of the New Year, as interest rate sensitive issues benefited from news that rate increases by the Federal Reserve may be nearing an end. Thrift stocks continued to parallel the broader market in mid-January, as the sector traded down following some disappointing fourth quarter earnings caused by net interest margin compression. Short covering and a slight improvement in the yield curve provided for a brief rebound in thrift stocks in late-January 2006, followed by a downward move in the sector at the end of January as investors anticipated another rate hike by the Federal Reserve. The downward trend in thrift stocks continued through mid-February, reflecting concerns that valuations were too high in light of a number of thrift issues experiencing a weaker earnings outlook due to spread compression resulting from the inverted yield curve. Thrift stocks strengthened along with the broader market heading into late-February, as mortgage lenders benefited from inflation data that showed only a small rise in core consumer prices for January and news that housing starts surged in January. Comparatively, reports of declining home sales, lower consumer confidence and higher oil prices depressed thrift stocks at the end of February and the first week of March. Thrifts stocks rebounded in conjunction with the broader

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market in mid-March 2006, as interest rate sensitive issues benefited from tame inflation data reflected in the February consumer price index. The proposed acquisition of North Fork Bancorp by Capital One helped to further the advance in thrift and bank stocks, particularly in the Northeast. Higher interest rates pushed thrift stocks lower in late-March, particularly after the Federal Reserve increased rates another quarter point and indicated that more rate increases were likely.

Thrift issues traded in a narrow range during the first half of April 2006, in which mixed earnings reports and concerns about interest rates and inflation provided for an uneven trading market. Thrift stocks spiked higher in conjunction with the broader market heading in to the second half of April, as investors reacted favorably to news that the Federal Reserve was contemplating an end to rate increases during its March meeting. The rally in thrift stocks was short-lived, with renewed concerns about interest rates and inflation providing for a modest pull back in thrift stocks during late-April. However, thrift stocks rebounded at the end of April, as comments from the Federal Reserve Chairman fueled speculation that the current cycle of Federal Reserve rate hikes may be nearing an end.

Strength in the broader market and Wachovia Corp.'s announced deal to acquire Golden West Financial Corp. sustained a rally in thrift stocks during early-May. Higher interest rates, weakness in the broader market and a drop in consumer confidence pushed thrift stocks lower in mid-May. Inflation fears continued the slide in thrift stocks in late-May, although thrift stocks closed out May advancing in conjunction with the broader market. Inflation fears, sparked by comments from the Federal Reserve Chairman, pulled thrift stocks lower along with the broader market in early-June. Acquisition speculation helped thrift stocks to stabilize ahead of the broader market heading into mid-June. Interest rate concerns weighed on thrift stocks in mid-June, although thrift stocks moved higher following comments from the Federal Reserve Chairman that eased inflationary concerns. Thrift stocks traded in a narrow range ahead of the Federal Reserve meeting in late-June and then rallied strongly following statements from the Federal Reserve that hinted at the possibility of taking a break from raising interest rates further.

Activity in thrift stocks was neutral at the beginning of the third quarter of 2006, which was followed by a downturn in thrift stocks along with the broader market in mid-July.

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Comments from the Federal Reserve indicating expectations of inflation moderating and some positive second quarter earnings sparked a brief rally in thrift stock, which was followed by a pull back in thrift stocks in late-July. Earnings falling short of expectations due to margin compression contributed to the sell-off in thrift stocks. Thrift stocks bounced higher in early-August, as July employment data provided signs of a slowing economy and increased expectations that the Federal Reserve would stop raising rates. Mortgage data showing a drop in loan fundings reversed the positive trend in thrift stocks heading into mid-August, which was followed by an upturn in thrift stocks in mid-August as thrift stocks participated in the broader market rally that was powered by favorable inflation data. Thrift stocks trended lower in late-August, reflecting concerns of a slowdown in housing. A favorable August employment report provided a boost to the thrift sector at the beginning of September. On September 8, 2006, the SNL Index for all publicly-traded thrifts closed at 1,681.1, an increase of 5.2% from one year ago and an increase of 4.0% year-to-date. The SNL MHC Index closed at 3,437.3 on September 8, 2006, an increase of 18.0% from one year ago and an increase of 18.0% year-to-date.

     B.     The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company's pro forma market value. The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically: (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book ("P/B") ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio often reflects a premium to book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

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The market for converting thrift issues has been relatively stable over the past several quarters, with most converting issues having successful offerings and reflecting modest price appreciation in initial trading activity. In general, investor interest in smaller offerings with resulting less liquid trading markets has been for the most not as strong compared to investor interest in the larger offerings with more liquid trading markets. As shown in Table 4.2, two standard conversions, three second-step conversions and three mutual holding company offerings were completed during the past three months. The mutual holding company offerings are considered to be more relevant for purposes of our analysis. All three of the MHC offerings were closed at the top of their super ranges. On a fully-converted basis, the average closing pro forma price/tangible book ratio of the recent MHC offerings equaled 80.8%. On average, the prices of the recent MHC offerings reflected price appreciation of 17.1% and 17.5% after the first week and first month of trading, respectively. As of September 8, 2006, the three recent MHC offerings reflected average price appreciation of 20.7%

Shown in Table 4.3 are the current pricing ratios for the four companies that have completed fully-converted offerings during the past three months and are traded on NASDAQ or an Exchange. Two of the offerings were second-step conversions (First Clover Leaf Financial Corp. and Liberty Bancorp, thereby placing an upward bias on the P/TB ratio compared to the standard conversion offering P/TB ratios. The current average P/TB ratio of the publicly-traded recent conversions equaled 115.01%.

     C.     The Acquisition Market

Also considered in the valuation was the potential impact on The Company's stock price of recently completed and pending acquisitions of other savings institutions operating in Michigan. As shown in Exhibit IV-4, there were six Michigan thrift acquisitions announced from the beginning of 1999 through year-to-date 2006, and there are currently no acquisitions pending for Michigan savings institutions. To the extent that speculation of a re-mutualization may impact the Company's valuation, we have largely taken this into account in selecting companies which operate in the MHC form of ownership. Accordingly, the Peer Group companies are considered to be subject to the same type of acquisition speculation that may influence the Company's trading price.

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[TABLE 4.2]

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[TABLE 4.3]

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Page 4.20

* * * * * * * * * * *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares and the local acquisition market for thrift stocks. Taking these factors and trends into account, RP Financial concluded that no adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

8.     Management

The Company's management team appears to have experience and expertise in all of the key areas of the Company's operations. Exhibit IV-5 provides summary resumes of the Company's Board of Directors and senior management. The financial characteristics of the Company suggest that the Board and senior management have been effective in implementing an operating strategy that can be well managed by the Company's present organizational structure. The Company currently does not have any senior management positions that are vacant.

Similarly, the returns, capital positions and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.     Effect of Government Regulation and Regulatory Reform

In summary, as a federally-insured savings institution operating in the MHC form of ownership, the Company will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Company's pro forma regulatory capital ratios. Accordingly, no adjustment has been applied for the effect of government regulation and regulatory reform.

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Page 4.21

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company's pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Table 4.4
Valuation Adjustments
MainStreet Financial Corp.

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Moderate Downward
Profitability, Growth and Viability of Earnings	Significant Downward
Asset Growth	Moderate Downward
Primary Market Area	No Adjustment
Dividends	Moderate Downward
Liquidity of the Shares	Slight Downward
Marketing of the Issue	No Adjustment
Management	No Adjustment
Effect of Government Regulations and Regulatory Reform	No Adjustment

Basis of Valuation - Fully-Converted Pricing Ratios

As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50% of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control; (3) the potential pro forma impact of second-step conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by most MHCs facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes.

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RP Financial, L.C.
Page 4.22

Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate distortions that result when trying to compare institutions that have different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100% ownership interest in the Company as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second-step conversion based on the current market price.

To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second-step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step-conversion; (2) the gross proceeds from such a sale are adjusted to reflect reasonable offering expenses and standard stock based benefit plan parameters that would be factored into a second-step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on a tax effected basis; and (4) the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step-conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.5 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the ten public MHC institutions that form the Peer Group.

Valuation Approaches: Fully-Converted Basis

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Company's to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds. In computing the

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Page 4.23

[TABLE 4.5]

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Page 4.24

pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company's prospectus for reinvestment rate, effective tax rate, stock benefit plan assumptions and offering expenses (summarized in Exhibits IV-10 and IV-11). The assumptions utilized in the pro forma analysis in calculating the Company's full conversion value were consistent with the assumptions utilized for the minority stock offering, except that expenses were increased to reflect expected higher expenses in the offering process, additional benefit plans were assumed to be put into place, including an MRP equaling 4% of the offering and a stock option plan was assumed to equal 10% of the offering (summarized in Exhibits IV-7 and IV-8). We also reflected the expected pay off of the $2.0 million bank loan at the Company using conversion proceeds, resulting in a reduction in interest expense going forward, along with lower net cash proceeds available for reinvestment.

In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

RP Financial's valuation placed an emphasis on the following:

  P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Company's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Company as well as for the Peer Group; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to the other valuation approaches. In the Company's case, as will be shown, it is not practical to apply this approach given that profitability will not be attained on a pro forma basis. Furthermore, it may be one to two years before profitability can be attained, assuming the Company can continue strong growth which is profitable at the margin.

  P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in

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RP Financial, L.C.
Page 4.25

  that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

  P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

The Company will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of September 8, 2006, the pro forma market value of the Company's full conversion offering equaled $8,000,000 at the midpoint, equal to 800,000 shares at $10.00 per share.

1.     Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Company's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Company reported a net loss of $285,000 for the 12 months ended June 30, 2006. In examining the Company's core operating losses, the only non-operating income or expense recorded by the Company consisted of gains on the sale of loans. Irrespective of whether an adjustment is made for the gains on sale, the Company has operating losses that will not be eliminated through net proceeds reinvestment. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).

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Page 4.26

Accordingly, a valuation conclusion cannot be reached using the earnings approach. Thus, the price/earnings and price/core earnings ratios are deemed "not meaningful" for valuation purposes.

2.     Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Company's pro forma market value by applying a valuation P/B ratio, as derived from the Peer Group's P/B ratio (fully-converted basis), to the Company's pro forma book value (fully-converted basis). Based on the $8.0 million midpoint valuation, the Company's pro forma P/B and P/TB ratios equaled 63.98% and 70.17%, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 89.95% and 93.31%, the Company's ratios reflected a discount of 28.9% on a P/B basis and a discount of 24.8% on a P/TB basis. At the top of the super range, the Company's P/B and P/TB ratios on a fully-converted basis equaled 71.61% and 77.39%, respectively. In comparison to the Peer Group's average P/B and P/TB ratios, the Company's P/B and P/TB ratios at the top of the super range reflected discounts of 20.4% and 17.1%, respectively. Table 4.6 presents the fully converted pricing information for the Company and the Peer Group.

On an MHC reported basis, the Company's P/B and P/TB ratios at the $8.0 million fully-converted midpoint value equaled 88.76% and 101.14%, respectively. In comparison to the average P/B and P/TB ratios indicated for the Peer Group of 163.86% and 174.76%, respectively, the Company's ratios were discounted by 45.8% on a P/B basis and 42.1% on a P/TB basis. At the top of the super range, the Company's P/B and P/TB ratios equaled 104.45% and 117.22%, respectively. In comparison to the Peer Group's average P/B and P/TB ratios, the Company's P/B and P/TB ratios at the top of the super range reflected discounts of 36.3% and 32.9%, respectively. Table 4.7 presents the pricing information and ratios for the Company and the Peer Group on an MHC basis.

3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Company's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, the Company's full

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Page 4.27

[TABLE 4.6]

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Page 4.28

[TABLE 4.7]

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Page 4.29

conversion value equaled 6.86% of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of 21.60%, which implies a discount of 68.2% has been applied to the Company's pro forma P/A ratio (fully-converted basis).

On an MHC reported basis, the Company's pro forma P/A ratio at the $8.0 million midpoint value equaled 7.07%. In comparison to the Peer Group's average P/A ratio of 24.74%, the Company's P/A ratio indicated a discount of 71.4%.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The three recently completed MHC offerings closed at an average price/tangible book ratio of 80.8% (fully-converted basis)and, on average, appreciated 17.1% after one week of trading and 20.7% through September 8, 2006. In comparison, the Company's P/TB ratio of 70.17% at the midpoint value reflected an implied discount of 13.2% relative to the average closing P/TB ratio of the recent MHC offerings. At the top of the super range, the Company's P/TB ratio of 77.39% reflected an implied discount of 4.2% relative to the average closing P/TB ratio of the recent MHC offerings. The current fully-converted average P/TB ratio of Roma Financial Corp. and Northeast Community Bancorp, which are the two recent MHC offering that are traded on NASDAQ, equaled 94.3% based on closing market prices as of September 8, 2006. In comparison to the average current P/TB ratio of Roma Financial Corp. and Northeast Community Bancorp, the Company's P/TB ratio at the midpoint value reflects an implied discount of 25.6% and at the top of the super range reflects an implied discount of 17.9%.

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Page 4.30

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of September 8, 2006, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, equaled $8,000,000 at the midpoint, equal to 800,000 shares offered at a per share value of $10.00. Pursuant to conversion guidelines, the 15% offering range indicates a minimum value of $6,800,000 and a maximum value of $9,200,000. Based on the $10.00 per share offering price determined by the Board, this valuation range equates to total shares outstanding of 680,000 at the minimum and 920,000 at the maximum. In the event the appraised value is subject to an increase, the aggregate pro forma market value may be increased up to a supermaximum value of $10,580,000 without a resolicitation. Based on the $10.00 per share offering price, the supermaximum value would result in total shares outstanding of 1,058,000.

The Board of Directors has established a public offering range such that the public ownership of the Company will constitute a 47.0% ownership interest. Accordingly, the offering to the public of the minority stock will equal $3,196,000 at the minimum, $3,760,000 at the midpoint, $4,324,000 at the maximum and $4,972,600 at the supermaximum of the valuation range. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.6 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.7 and are detailed in Exhibits IV-10 and IV-11.

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EXHIBITS

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RP Financial, LC.

LIST OF EXHIBITS

Exhibit

Number	Description
I-1	Map of Office Locations
I-2	Audited Financial Statements
I-3	Key Operating Ratios
I-4	Investment Portfolio Composition
I-5	Yields and Costs
I-6	Loan Loss Allowance Activity
I-7	NPV Table
I-8	Contractual Maturity By Loan Type
I-9	Fixed Rate and Adjustable Rate Loans
I-10	Loan Portfolio Composition
I-11	Non-Performing Assets
I-12	Deposit Composition
I-13	CD Interest Rates and Maturity Schedule
I-14	Borrowings Detail

II-1	Description of Office Facilities
II-2	Historical Interest Rates
II-3	Demographic Data in the Primary Market Area
II-4	Economic Data in the Primary Market Area

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RP Financial, LC.

LIST OF EXHIBITS (continued)

III-1	General Characteristics of Publicly-Traded Institutions
III-2	Public Market Pricing of MHC Institutions
III-3	Peer Group Market Area Comparative Analysis

IV-1	Stock Prices: As of September 8, 2006
IV-2	Historical Stock Price Indices
IV-3	Historical Thrift Stock Indices
IV-4	Market Area Acquisition Activity
IV-5	Director and Senior Management Summary Resumes
IV-6	Pro Forma Regulatory Capital Ratios
IV-7	Pro Forma Analysis Sheets - Full Conversion Basis
IV-8	Pro Forma Effect of Conversion Proceeds - Full Conversion Basis
IV-9	Peer Group Core Earnings Analysis
IV-10	Pro Forma Analysis Sheets - MHC Conversion Basis
IV-11	Pro Forma Effect of Conversion Proceeds - MHC Conversion Basis

V-1	Firm Qualifications Statement

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EXHIBITS

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EXHIBIT I-1
MainStreet Financial Corporation
Map of Office Locations

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EXHIBIT I-2
MainStreet Financial Corporation
Audited Financial Statements
[Incorporated by Reference]

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EXHIBIT I-3
MainStreet Financial Corporation
Key Operating Ratios

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EXHIBIT I-4
MainStreet Financial Corporation
Investment Portfolio Composition

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EXHIBIT I-5
MainStreet Financial Corporation
Yields and Costs

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EXHIBIT I-5 (continued)
MainStreet Financial Corporation
Yields and Costs

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EXHIBIT I-6
MainStreet Financial Corporation
Loan Loss Allowance Activity

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EXHIBIT I-6 (continued)
MainStreet Financial Corporation
Loan Loss Allowance Activity

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EXHIBIT I-7
MainStreet Financial Corporation
NPV Table

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EXHIBIT I-8
MainStreet Financial Corporation
Contractual Maturity By Loan Type

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EXHIBIT I-9
MainStreet Financial Corporation
Fixed Rate and Adjustable Rate Loans

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EXHIBIT I-10
MainStreet Financial Corporation
Loan Portfolio Composition

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EXHIBIT I-11
MainStreet Financial Corporation
Non-Performing Assets

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EXHIBIT I-12
MainStreet Financial Corporation
Deposit Composition

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EXHIBIT I-13
MainStreet Financial Corporation
CD Portfolio Rate and Maturity Schedule

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EXHIBIT I-14
MainStreet Financial Corporation
Borrowings Detail

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MainStreet Financial Corporation
Director and Senior Management Summary Resumes (continued)

Source:  MainStreet Financial Corporation's prospectus.

Source:  SNL Financial

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Source:    MainStreet Financial Corporation's prospectus.

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EXHIBIT II-1
MainStreet Financial Corporation
Description of Office Facilities

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EXHIBIT II-2
Historical Interest Rates

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EXHIBIT II-3
Demographic Data in the Primary Market Area

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EXHIBIT II-4
Economic Trends in the Primary Market Area

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EXHIBIT III-1
General Characteristics of Publicly-Traded Institutions

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EXHIBIT III-2
Public Market Pricing of MHC Institutions

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EXHIBIT III-3
Public Market Pricing of Midwest Institutions

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EXHIBIT III-3
Peer Group Market Area Comparative Analysis

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EXHIBIT IV-1
Stock Prices:
As of September 8, 2006

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EXHIBIT IV-2
Historical Stock Price Indices

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EXHIBIT IV-3
Historical Thrift Stock Indices

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EXHIBIT IV-4
Market Area Acquisition Activity

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EXHIBIT IV-5
MainStreet Financial Corporation
Director and Senior Management Summary Resumes

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EXHIBIT IV-6
MainStreet Financial Corporation
Pro Forma Regulatory Capital Ratios

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EXHIBIT IV-7
MainStreet Financial Corporation
Pro Forma Analysis Sheet - Full Conversion Basis

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EXHIBIT IV-8
MainStreet Financial Corporation
Pro Forma Effect of Conversion Proceeds - Full Conversion Basis

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EXHIBIT IV-9
MainStreet Financial Corporation
Peer Group Core Earnings Analysis

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EXHIBIT IV-10
MainStreet Financial Corporation
Pro Forma Analysis Sheet - MHC Conversion Basis

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EXHIBIT IV-11
MainStreet Financial Corporation
Pro Forma Effect of Conversion Proceeds - MHC Conversion Basis

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EXHIBIT V-1
RP Financial, LC.
Firm Qualifications Statement

END